UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

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☐	Soliciting Material Pursuant to §240.14a-12

Royal Caribbean Cruises Ltd.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ROYAL CARIBBEAN CRUISES LTD.

1050 Caribbean Way

Miami, Florida 33132

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 22, 2013

To our Shareholders:

Notice is hereby given that the Annual Meeting of Shareholders of Royal Caribbean Cruises Ltd. will be held at 9:00 A.M., Eastern Daylight Time, on Wednesday, May 22, 2013 at the JW Marriott Marquis Miami, 255 Biscayne Boulevard Way, Miami, Florida, 33131, for the following purposes:

1.	To elect three directors to our Board of Directors for a term of three years each;

2.	To hold an advisory vote to approve the compensation of our named executive officers;

3.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013;

4.	To consider and act upon the shareholder proposal described in the attached Proxy Statement, if properly presented at the Annual Meeting; and

5.	To transact such other business as may properly come before the meeting and any adjournment thereof.

The Board of Directors has fixed the close of business on March 25, 2013 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment thereof.

This year we will again take advantage of the rules of the U.S. Securities and Exchange Commission that allow us to furnish our proxy materials over the Internet. As a result, we are sending a Notice of Internet Availability of Proxy Materials rather than a full paper set of the proxy materials, unless you previously requested to receive printed copies. The Notice of Internet Availability of Proxy Materials contains instructions on how to access our proxy materials on the Internet, as well as instructions on how shareholders may obtain a paper copy of the proxy materials. This process will substantially reduce the costs associated with printing and distributing our proxy materials.

To make it easier for you to vote, Internet and telephone voting are available. The instructions on the Notice of Internet Availability of Proxy Materials or your proxy card describe how to use these convenient services.

All shareholders are cordially invited to attend the meeting in person. Whether or not you expect to attend in person, you are urged to vote as soon as possible by Internet, telephone or mail so that your shares may be voted in accordance with your wishes. The giving of a proxy does not affect your right to revoke it later or vote your shares in person in the event you should attend the annual meeting.

April 9, 2013	Bradley H. Stein
General Counsel and Secretary

ROYAL CARIBBEAN CRUISES LTD.

1050 Caribbean Way

Miami, Florida 33132

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 22, 2013

This proxy statement is being furnished to you in connection with the solicitation of proxies by our Board of Directors (the “Board”) to be used at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the JW Marriott Marquis Miami, 255 Biscayne Boulevard Way, Miami, Florida, 33131, on Wednesday, May 22, 2013 at 9:00 a.m. Eastern Daylight Time, and any adjournments or postponements thereof. References in this proxy statement to “we,” “us,” “our,” the “Company” and “Royal Caribbean” refer to Royal Caribbean Cruises Ltd. The complete mailing address, including zip code, of our principal executive offices is 1050 Caribbean Way, Miami, Florida 33132 and our telephone number is (305) 539-6000.

IMPORTANT INFORMATION REGARDING THE AVAILABILITY OF PROXY MATERIALS

Under the rules adopted by the Securities and Exchange Commission (“SEC”), we are furnishing proxy materials to our shareholders primarily over the Internet. We believe that this process should expedite shareholders’ receipt of these materials, lower the costs of our Annual Meeting and help to conserve natural resources. On or about April 9, 2013, we mailed to each of our shareholders (other than those who previously requested electronic or paper delivery), a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review the proxy materials, including this proxy statement and our Annual Report, on the Internet and how to access a proxy card to vote on the Internet or by telephone. The Notice of Internet Availability of Proxy Materials also contains instructions on how to receive a paper copy of the proxy materials. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one. If you received paper copies of our proxy materials, you may also view these materials at www.proxyvote.com.

GENERAL INFORMATION

Who May Vote

Each share of our common stock outstanding as of the close of business on March 25, 2013 (the record date) is entitled to one vote at the Annual Meeting. At the close of business on March 25, 2013, 219,370,676 shares of our common stock were outstanding and entitled to vote. You may vote all of the shares owned by you as of the close of business on the record date. These shares include shares that are (1) held of record directly in your name and (2) held for you as the beneficial owner through a broker, bank, or other nominee. There are some distinctions between shares held of record and shares owned beneficially as described herein.

Shares held of record

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the shareholder of record with respect to those shares, and the Notice of Internet Availability was sent directly to you by Royal Caribbean. As the shareholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting. If you requested to receive printed proxy materials, we have enclosed or sent a proxy card for you to use. You may also vote on the Internet or by telephone, as described in the Notice and below under the heading “How to Vote.”

Shares owned beneficially

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and the Notice of Internet Availability was forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner or nominee, you have the right to direct your broker or other nominee on how to vote the shares in your account, and you are also invited to attend the Annual Meeting.

Requirements to Attend the Annual Meeting

You are invited to attend the Annual Meeting if you are a shareholder of record or a beneficial owner as of March 25, 2013. If you are a shareholder of record, you must bring proof of identification such as a valid driver’s license for admission to the Annual Meeting. If you hold your shares through a broker, bank or other nominee, you will need to provide proof of ownership by bringing either your proxy card provided to you by your broker or a copy of your brokerage statement showing your share ownership as of March 25, 2013.

How to Vote

Voting in Person

Shares held in your name as the shareholder of record may be voted in person at the Annual Meeting. Shares for which you are the beneficial owner but not the shareholder of record may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, bank or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also vote by proxy as described below so that your vote will be counted if you later decide not to attend the meeting.

Voting Without Attending the Annual Meeting

Whether you hold shares directly as a shareholder of record or beneficially in street name, you may vote your shares without attending the Annual Meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker, bank or nominee. You may also vote by telephone, using the Internet or by mail as outlined in the Notice of Internet Availability of Proxy Materials or on your proxy card. Please see the Notice of Internet Availability of Proxy Materials, your proxy card or the information your bank, broker, or other holder of record provided to you for more information on these options. Votes cast by Internet or telephone have the same effect as votes cast by submitting a written proxy card.

How Proxies Work

All properly executed proxies will be voted in accordance with the instructions contained thereon, and if no choice is specified, the proxies will be voted:

•	FOR the election of the three nominees for director named below (Proposal No. 1);

•	FOR the approval of the compensation of our named executive officers (Proposal No. 2);

•	FOR the ratification of the selection of PricewaterhouseCoopers LLP (Proposal No. 3); and

•	AGAINST the shareholder proposal (Proposal No. 4).

Under New York Stock Exchange (“NYSE”) rules, if your shares are held in the name of a broker, bank or other nominee, and you do not instruct the nominee in a timely fashion how to vote your shares (so-called “broker non-votes”), the broker or nominee can vote your shares as it sees fit only on matters that are determined to be routine, and not on any other proposal. Proposal No. 3 regarding the ratification of the auditors is a routine proposal and, accordingly, your nominee may vote on such proposal even if it does not receive voting instructions from you. Your nominee cannot vote on Proposals No. 1, 2 or 4 without your instructions.

Matters to be Presented

We are not aware of any matters to be presented for a vote at the Annual Meeting other than those described in this proxy statement. If any matters not described in this proxy statement are properly presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is postponed or adjourned, the proxies will vote your shares on the new meeting date in accordance with your previous instructions, unless you have revoked your proxy.

Vote Necessary to Approve Proposals

We will hold the Annual Meeting if holders of a majority of the shares of common stock entitled to vote are represented at the Annual Meeting in person or by proxy. If you vote via the Internet or telephone or sign and return your proxy card, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote on any of the proposals listed on the proxy card. If the persons present or represented by proxy at the Annual Meeting constitute the holders of less than a majority of the outstanding shares of common stock as of the record date, the Annual Meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

The affirmative vote of a majority of the votes cast by the holders of outstanding shares of common stock represented in person or by proxy at the Annual Meeting and entitled to vote with respect to the subject proposal is required to approve the election of directors (Proposal No. 1), the compensation of our named executive officers (Proposal No. 2), the ratification of auditors (Proposal No. 3) and the shareholder proposal (Proposal No. 4). The votes on Proposals No. 2 and No. 3 are advisory in nature and therefore not binding on the Company. Similarly, the approval of the shareholder proposal (Proposal No. 4) would serve only as a recommendation to the Board to take the actions requested by the proponent.

Although abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present, they will not have any effect on the outcome of any proposal.

Prior to the Annual Meeting, we will select one or more inspectors of election for the meeting. Such inspectors shall determine the number of shares of common stock represented at the Annual Meeting, the existence of a quorum and the validity and effect of proxies. They shall also receive, count and tabulate ballots and votes and determine the results thereof.

Revoking a Proxy

Any proxy may be revoked by a shareholder at any time prior to the final vote at the Annual Meeting by voting again on a later date via the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), by signing and submitting a later-dated proxy or by attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request that your prior proxy be revoked by delivering to our corporate secretary at 1050 Caribbean Way, Miami, Florida 33132 a written notice of revocation prior to the Annual Meeting.

CORPORATE GOVERNANCE

Corporate Governance Principles

We have adopted corporate governance principles which, along with our Board committee charters, provide the framework for the governance of the Company. The corporate governance principles address such matters as director qualifications, director independence, director compensation, board committees and committee evaluations. We believe that the corporate governance principles comply with the corporate governance rules adopted by the NYSE. A copy of these principles is posted in the corporate governance section on our website at www.rclinvestor.com.

Board of Directors and Committees

The Board has established four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Safety, Environment and Health Committee. The functions of each of these committees are described below. Each committee has adopted a charter and a copy of each committee charter is posted in the corporate governance section on our website at www.rclinvestor.com. In addition to these committees, the Board may, from time to time, authorize additional Board committees to assist the Board execute on its responsibilities.

Board of Directors

We are governed by the Board and various committees of the Board that meet throughout the year. The Board currently consists of eleven members. During 2012, there were six meetings of the Board, and a total of 23 Board committee meetings. Each of the Board members attended at least 75% of an aggregate of all meetings of the Board and of any committees on which he or she served. The corporate governance principles provide that, in addition to regularly scheduled Board meetings, non-management directors will hold two regularly scheduled meetings a year and the independent directors will hold two regularly scheduled meetings a year. The Chairman of the Nominating and Corporate Governance Committee of the Board presides at such meetings.

We do not have a formal policy regarding Board member attendance at the annual shareholders meeting. Two of our Board members attended our 2012 annual shareholders meeting.

Audit Committee

The current members of the Audit Committee are William L. Kimsey (Chair), Gert W. Munthe and Bernt Reitan. Mr. Morten Arntzen also served as a member of the Audit Committee during all of 2012 and through the date of his resignation from the Board in February 2013. The Board has determined that each member of the Audit Committee is independent as defined under applicable SEC and NYSE rules. Mr. Munthe will no longer continue to serve on the Audit Committee following the expiration of his director term which will occur on the date of the Annual Meeting. The Board expects to add one or more additional members to the Audit Committee either prior to or immediately following the Annual Meeting.

The Audit Committee is responsible for the oversight of:

•	the integrity of our financial statements;

•	the qualifications and independence of our principal independent auditor;

•	the performance of our internal audit function and principal independent auditor; and

•	our compliance with the legal and regulatory requirements in connection with the foregoing.

In furtherance of its purpose, the Audit Committee regularly reviews and discusses with management and the principal independent auditor the annual audited and quarterly financial statements of the Company. The Audit Committee is also responsible for preparing the Audit Committee report required by the rules of the SEC, which is included in this proxy statement under the heading “Report of the Audit Committee.”

The Board has concluded that Mr. Kimsey qualifies as an “audit committee financial expert” as defined under SEC rules.

The Audit Committee met ten times in 2012.

Compensation Committee

The current members of the Compensation Committee are Bernt Reitan (Chair), Bernard W. Aronson, Ann S. Moore, Gert W. Munthe and Vagn O. Sørensen. The Board has determined that each member of the Compensation Committee is independent as defined under NYSE rules. Ms. Moore was first appointed to the Compensation Committee in September 2012. Mr. Munthe will no longer continue to serve on the Compensation Committee following the expiration of his director term which will occur on the date of the Annual Meeting.

The Compensation Committee has overall responsibility for approving and evaluating the executive compensation plans, policies and programs of the Company. Among other responsibilities, the Compensation Committee annually reviews and approves corporate goals and objectives relevant to the compensation of our Chairman and Chief Executive Officer, evaluates his performance in light of those goals and sets compensation levels based on this evaluation. The Compensation Committee also annually reviews and sets the compensation levels of the other senior executives of the Company. The Compensation Committee periodically reviews and makes recommendations to the Board with respect to the compensation of all directors of the Company.

The Compensation Committee has engaged Towers Watson, an executive compensation consulting firm, to assist with constructing our market comparison group, analyzing the levels of each form of compensation for our senior executives and providing recommendations on their compensation. Towers Watson has direct access to the Compensation Committee’s members and advises them regarding matters for which the Compensation Committee is responsible. Towers Watson also regularly confers with our senior management and human resources department to collect, analyze and present data requested by the Compensation Committee. In 2012, the fees for any additional services provided by Towers Watson to the Company did not exceed $120,000.

Pursuant to SEC rules the Compensation Committee has assessed the independence of Towers Watson and concluded that no conflict of interest exists that would prevent Towers Watson from independently representing the Compensation Committee.

For the senior executives other than the Chairman and Chief Executive Officer, the Compensation Committee consults with and receives the recommendation of the Chairman and Chief Executive Officer but the Compensation Committee is ultimately responsible for determining whether to accept such recommendations.

The Compensation Committee is responsible for preparing the Compensation Committee Report included in this proxy statement, reviewing and discussing the Compensation Discussion and Analysis with management and recommending to the Board the inclusion of the Compensation Discussion and Analysis in the proxy statement as required by the rules of the SEC.

The Compensation Committee met four times in 2012.

Compensation Committee Interlocks and Insider Participation

During 2012, none of the members of the Compensation Committee (a) was an officer or employee of the Company or any of its subsidiaries, (b) was a former officer of the Company or any of its subsidiaries or (c) engaged in any related person transactions with the Company requiring disclosure under SEC rules. During 2012, no executive officer of the Company served as a member of the board of directors or on the compensation committee of any other company, one of whose executive officers or directors serve or served as a member of the Board or Compensation Committee of the Company.

Nominating and Corporate Governance Committee

The current members of the Nominating and Corporate Governance Committee are Thomas J. Pritzker (Chair), William L. Kimsey, Eyal M. Ofer and Arne Alexander Wilhelmsen. The Board has determined that each member of the Nominating and Corporate Governance Committee is independent as defined under NYSE rules.

The Nominating and Corporate Governance Committee assists the Board by identifying and recommending to the Board qualified individuals for nomination as members of the Board, recommending to the Board corporate governance principles, reviewing and making recommendations to the Board concerning Board committee composition, structure, operations and board reporting, and overseeing the evaluation of Board and management performance.

The Nominating and Corporate Governance Committee has engaged in the past and may engage in the future third parties to identify or assist in identifying potential director nominees.

The Nominating and Corporate Governance Committee does not have a formal policy on the consideration of director candidates recommended by shareholders because the Nominating and Corporate Governance Committee to date has not felt it necessary to adopt such a policy. Nonetheless, we have adopted procedures by which shareholders may communicate to the Board recommendations for director candidates. These procedures are set forth in our Bylaws.

In identifying and evaluating candidates, the Nominating and Corporate Governance Committee considers the personal and professional ethics, integrity and values of the candidate, his or her willingness and ability to evaluate, challenge and stimulate, and his or her ability to represent the long-term interests of the shareholders. The Nominating and Corporate Governance Committee also considers the candidate’s experience in business and other areas that may be relevant to the activities of the Company, his or her leadership ability, the applicable independence requirements, the current composition of the Board and the appropriate balance between the value of continuity of service by existing members of the Board with that of obtaining a new perspective. Although the

Board does not have a formal policy with regard to the consideration of diversity in identifying director nominees, the Board recognizes the value of diversity and endeavors to have a Board comprised of individuals with varying backgrounds and experience in business and in other areas that may be relevant to our activities. The Board believes the current Board, which includes members with experience in, among other things, maritime, environmental matters, travel and leisure, aviation, finance, accounting, real estate and international affairs, embodies this objective.

The Nominating and Corporate Governance Committee met five times in 2012.

Safety, Environment and Health Committee

The current members of the Safety, Environment and Health Committee are William K. Reilly (Chair), Eyal M. Ofer and Vagn O. Sørensen. Mr. Morten Arntzen also served as a member of the Safety, Environment and Health Committee during all of 2012 and through the date of his resignation from the Board in February 2013.

The Safety, Environment and Health Committee assists the Board in its oversight of our management concerning the implementation and monitoring of our safety (including security), environmental and health programs and policies. As part of its responsibilities, the Safety, Environment and Health Committee monitors our overall safety, environment and health compliance performance and reviews safety, environment and health programs and policies on board our cruise ships.

The Safety, Environment and Health Committee met four times in 2012.

Board Leadership Structure

The Board believes that its current leadership structure is appropriate given our specific characteristics and current circumstances and is in the best interest of the Company and our shareholders. The leadership structure of the Board consists of Mr. Fain who serves as Chairman and Chief Executive Officer, Mr. Kimsey who serves as Chairman of the Audit Committee, Mr. Reitan who serves as Chairman of the Compensation Committee, Mr. Pritzker who serves as Chairman of the Nominating and Corporate Governance Committee and Mr. Reilly who serves as Chairman of the Safety, Environment and Health Committee. The Board believes that in the context of our current operating and business environments the combined role of Chairman and Chief Executive Officer is appropriate because it (i) results in unified and decisive leadership, accountability and continuity; (ii) promotes strategic development and execution and (iii) facilitates communication between management and the Board. Further, the significant leadership roles undertaken by the various independent and/or non-management directors who chair all of the Board committees strike an appropriate balance between effective Board leadership and independent oversight of management. However, the Board recognizes that circumstances may change over time and, as they do, changes to the leadership structure may be warranted.

The Board has not named a “lead independent director” for the reasons described above. The circumstances of every company are different, and the Board believes that no single structure can serve all companies and all boards at all times. The Board believes that the current structure best suits the current set of external and internal dynamics but that these dynamics can change over time. In addition, it believes that the relevant responsibilities generally performed by a lead independent director are effectively being performed by the Chairman of the Nominating and Corporate Governance Committee and that the current structure provides better overall involvement of the Board. Under these circumstances, the Board believes that appointment of a lead independent director would create inefficiencies and redundancies without any corresponding meaningful benefit.

Risk Oversight and Board Role

We have a formal enterprise risk management program. Pursuant to this program, management annually performs a company-wide enterprise risk assessment under the supervision of the Audit & Advisory Services department, which assessment is updated at least once during the course of the year. The assessment identifies those risks inherent in our business plans and strategies with the greatest potential to impact the achievement of our business objectives. This assessment is used to provide us with a risk-based approach to managing our business. Management reviews and discusses the risk assessment report and updates thereto with the Audit Committee and the Board. In addition, committees of the Board consider and review with management at regularly scheduled committee meetings ongoing financial, strategic, operational, legal and compliance risks inherent in the business activities applicable to each committee’s area of responsibility. The committee chairs inform the Board of the outcome of these reviews through reports to the Board at the regularly scheduled Board meetings.

Director Independence

Under the corporate governance rules of the NYSE and our corporate governance principles, a majority of our directors are required to be independent as defined under the NYSE rules. Our corporate governance principles contain guidelines established by the Board to assist it in determining director independence in accordance with these NYSE rules. The Board believes that directors who do not meet the NYSE’s independence standards also make valuable contributions to the Board and to the Company by reason of their experience and wisdom, and the Board expects that some minority of its Board will not meet the NYSE’s independence standards.

To be considered independent under the NYSE rules, the Board must determine that a director does not have any direct or indirect material relationship with the Company or any of its subsidiaries (collectively, the “Royal Caribbean Group”). The Board has established the following guidelines to assist it in determining director independence in accordance with those rules:

•	A director will not be independent if:

•

the director is, or has been within the preceding three years, an employee of the Royal Caribbean Group, or an immediate family member is, or has been within the preceding three years, an executive officer of the Royal Caribbean Group, other than in each instance as interim Chairman, interim Chief Executive Officer (“CEO”) or other interim executive officer;

•

the director or an immediate family member has received during any twelve-month period within the preceding three years more than $120,000 in direct compensation from the Royal Caribbean Group other than (A) director and committee fees, (B) pension and other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), (C) compensation for former services as an interim Chairman, interim CEO or other interim executive officer or (D) compensation to an immediate family member for service as a non-executive employee of the Royal Caribbean Group;

•

the director is a current partner or employee of Royal Caribbean’s internal or external auditor (in either case, the “Auditor”) or has an immediate family member who is either (A) a current partner of the Auditor or (B) a current employee who personally works on Royal Caribbean’s audit;

•	the director or an immediate family member was within the last three years a partner or employee of the Auditor and personally worked on Royal Caribbean’s audit within that time;

•

the director or an immediate family member is, or has been within the preceding three years, employed as an executive officer of another company where any of Royal Caribbean’s current executive officers at the same time serves or served on the compensation committee of that other company; or

•

the director is an employee of another company that does business with the Royal Caribbean Group, or the director has an immediate family member that is an executive officer of another company that does business with the Royal Caribbean Group and, in either case, the annual payments to, or payments from, the Royal Caribbean Group within any of the three most recently completed fiscal years exceed $1,000,000 or two percent of the annual consolidated gross revenues of the other company (whichever is greater).

•	The following commercial relationships will not be considered to be material relationships that would impair a director’s independence:

•

if a director is an employee of another company that does business with the Royal Caribbean Group and the annual payments to, or payments from, the Royal Caribbean Group are less than $1,000,000 or two percent of the annual consolidated revenues of the company he or she serves as an employee (whichever is greater);

•

if a director is an employee of another company which is indebted to the Royal Caribbean Group, or to which the Royal Caribbean Group is indebted, and the total amount of indebtedness to the other is less than $1,000,000 or two percent of the total consolidated assets of the company he or she serves as an employee (whichever is greater); and

•

if an immediate family member of a director is an executive officer of another company that does business with the Royal Caribbean Group, and the annual payments to, or payments from, the Royal Caribbean Group, are less than $1,000,000 or two percent of the annual consolidated revenues of the company the immediate family member serves as an executive officer (whichever is greater).

Each director must regularly disclose to the Board whether his or her relationships satisfy these independence tests. Based on these disclosures and other information available to it, the Board has determined that each of the directors who served during 2012 is independent with the exception of Messrs. Fain and Reilly. Mr. Fain is not considered independent as a result of his position as Chairman and Chief Executive Officer of the Company. Mr. Reilly is not considered independent due to his consulting arrangement with the Company, which is described under the heading “Consulting Arrangement with William K. Reilly.” In determining that Messrs. Aronson, Kimsey and Sørensen are independent, the Board considered that each individual is a non-management director of a company with which we do business in the ordinary course. In determining that Mr. Pritzker is independent, the Board considered that (i) he is Chairman of a company that in 2012 provided hotel accommodations to our guests in the ordinary course of business of approximately $1.3 million and (ii) business interests of the Pritzker family own shore excursions operators that in 2012 were paid an aggregate of approximately $216,000 by the Company in the ordinary course of business.

Family Relationships

There are no family relationships among our officers and directors or director nominees.

Code of Ethics

The Board has adopted a Code of Business Conduct and Ethics that applies to all our employees, including our executive officers, and our directors. A copy of the Code of Business Conduct and Ethics is posted in the corporate governance section on our website at www.rclinvestor.com and is available in print, without charge, to shareholders upon written request to Corporate Secretary, Royal Caribbean Cruises Ltd., 1050 Caribbean Way, Miami, Florida 33132. Any amendments to the code or any waivers from any provisions of the code granted to executive officers or directors will be promptly disclosed to investors by posting on our website at www.rclinvestor.com.

Amendments to our Articles of Incorporation

Any amendment to our Articles of Incorporation generally requires the authorization by affirmative vote of the holders of not less than two-thirds of all outstanding shares entitled to vote. This requirement does not apply to (1) an amendment to change our registered agent or registered address; (2) an amendment to change the authorized number of shares of stock; or (3) an amendment for establishing and designating the shares of any class or of any series of any class. In the first two cases, our Articles of Incorporation can be amended by the affirmative vote of the holders of a majority of all of our outstanding shares entitled to vote. In the third case, our Board has the power to establish and designate new classes of preferred stock.

Contacting Members of the Board of Directors

Interested parties who wish to communicate with non-management members of the Board can address their communications to the attention of our Corporate Secretary at our principal address or via email to corporatesecretary@rccl.com. The Corporate Secretary maintains a record of all such communications and promptly forwards to the Chairman of the Nominating and Corporate Governance Committee, who presides at meetings of the independent directors, those communications that the Corporate Secretary believes require immediate attention. The Corporate Secretary periodically provides a summary of all such communications to the Chairman of the Nominating and Corporate Governance Committee and he, in turn, notifies the Board or the chairs of the relevant committees of the Board of those matters that he believes are appropriate for further action or discussion.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareholders

This table sets forth information as of March 14, 2013 about persons we know to beneficially own(1) more than five percent of our common stock.

Name of Beneficial Owner	Common Stock (#)		Percentage of Ownership(2)
A. Wilhelmsen AS	41,966,472	(3)	19.1%
Osiris Holdings Inc.	11,277,680	(4)	5.1%

(1)

A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from March 14, 2013 upon exercise of options, warrants and convertible securities. Each beneficial owner’s percentage ownership is determined by assuming that options, warrants and convertible securities that are held by such person (but not those held by any other person) and that are exercisable within 60 days from March 14, 2013 have been exercised.

(2)	Applicable percentage ownership is based on 219,335,225 shares of Common Stock outstanding as of March 14, 2013.

(3)

A. Wilhelmsen AS is a Norwegian corporation, the indirect beneficial owners of which are members of the Wilhelmsen family of Norway. The shares reported in the table include 6,711,705 shares owned by AWECO Invest AS, an affiliate of A. Wilhelmsen AS. A. Wilhelmsen AS has the power to vote and dispose of the shares owned by AWECO Invest AS pursuant to an agreement between A. Wilhelmsen AS and AWECO Invest AS. The address of A. Wilhelmsen AS is Beddingen 8, Aker Brygge, Vika N-0118 Oslo, Norway.

(4)

Osiris Holdings Inc. (“Osiris”) is a Liberian corporation, the indirect beneficial owner of which is a trust primarily for the benefit of certain members of the Ofer family. The shares reported in the table include 9,656,380 shares owned by Osiris and 1,621,300 shares owned by a subsidiary of Osiris. The address of Osiris is c/o Bex Property Management S.A.M., 3 Ruelle Saint Jean, MC 98000 Monaco.

Security Ownership of Directors and Executive Officers

This table sets forth information as of March 14, 2013 about the amount of common stock beneficially owned(1) by (i) our directors; (ii) the named executive officers listed in the “Compensation Discussion and Analysis” below and (iii) our directors and executive officers as a group.

The number of shares beneficially owned by each named person or entity is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. No shares of common stock held by our directors or named executive officers have been pledged.

Name of Beneficial Owner	Common Stock (#)(2)		Percentage of Ownership(3)
Bernard W. Aronson	51,884		*
Michael W. Bayley	89,061		*
Richard D. Fain	1,587,332	(4)	*
Adam M. Goldstein	401,563	(5)	*
William L. Kimsey	37,294		*
Harri U. Kulovaara	167,012		*
Ann S. Moore	0		*
Gert W. Munthe	11,879		*
Eyal M. Ofer	150,659	(6)	*
Thomas J. Pritzker	801,469	(7)	*
William K. Reilly	46,364		*
Bernt Reitan	41,508		*
Brian J. Rice	118,461		*
Vagn O. Sørensen	8,598		*
Arne Alexander Wilhelmsen	42,012,131	(8)	19.2%
All directors and executive officers as a group (19 persons)	45,727,807		20.9%

*	Denotes ownership of less than 1% of the outstanding shares of common stock

(1)

A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from March 14, 2013 upon exercise of options, warrants and convertible securities. Each beneficial owner’s percentage ownership is determined by assuming that options, warrants and convertible securities that are held by such person (but not those held by any other person) and that are exercisable within 60 days from March 14, 2013 have been exercised.

(2)

The holdings reported in this column for each person include shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days from March 14, 2013 as follows: Mr. Aronson, 13,300; Mr. Bayley, 79,636; Mr. Fain, 287,681; Mr. Goldstein, 118,494; Mr. Kimsey, 13,513; Mr. Kulovaara, 132,288; Mr. Munthe, 9,429; Mr. Ofer, 21,878; Mr. Pritzker, 21,878; Mr. Reilly, 19,733; Mr. Reitan, 12,821; Mr. Rice, 61,913; Mr. Wilhelmsen, 21,878; and all directors and executive officers as a group, 947,330. The reported holdings also include 10,086 shares issuable to Mr. Fain on March 31, 2013 pursuant to his employment agreement. The reported holdings do not include options that are not exercisable within 60 days of March 14, 2013, restricted stock units that are not scheduled to vest or settle within 60 days of March 14, 2013 and performance shares that are not scheduled to vest within 60 days of March 14, 2013.

(3)	Applicable percentage ownership is based on 219,335,225 shares of common stock outstanding as of March 14, 2013.

(4)

Includes 421,412 shares owned by Monument Capital Corporation as nominee for various trusts primarily for the benefit of certain members of the Fain family. Mr. Fain disclaims beneficial ownership of some or all of these shares.

(5)	Includes 30,000 shares held by grantor trusts for certain members of the Goldstein family.

(6)	Does not include 11,277,680 shares beneficially owned by Osiris Holdings Inc.

(7)

Does not include shares of common stock held of record by trusts for the benefit of certain lineal descendants of Nicholas J. Pritzker, deceased, of which CIBC Trust Company (Bahamas) Limited (“CIBC”) is the sole trustee of such trusts. The address of CIBC, solely in its capacity as trustee of such trusts, is Goodman’s Bay Corporate Centre, First Floor, P.O. Box N-3933, Nassau, Bahamas.

(8)	Includes 41,966,472 shares beneficially owned by A. Wilhelmsen AS. Mr. Wilhelmsen disclaims beneficial ownership of these shares.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes our equity plan information as of December 31, 2012.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	5,934,138	(1)	$33.56	(2)	5,030,228	(3)
Equity compensation plans not approved by security holders(4)	—		—		—
Total

(1)

Includes outstanding stock options, unvested restricted stock units and unvested performance shares under the following plans: the 1995 Incentive Stock Option Plan, the 2000 Stock Award Plan and the 2008 Equity Incentive Plan.

(2)	Represents the weighted average exercise price of stock options outstanding without regard to equity awards that have no exercise price.

(3)	Includes shares available for issuance under the 2008 Equity Incentive Plan.

(4)	Does not include shares issuable to Mr. Fain on a quarterly basis under his employment agreement. See the discussion under the heading “Employment Agreements” for additional information.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires the Company’s directors, certain officers and persons who beneficially own more than ten percent of our common stock to file reports on Forms 3, 4 and 5 with the SEC. Based solely upon a review of such reports filed since the Company last made such a disclosure in its proxy statement distributed in connection with the 2012 Annual Meeting, all reporting persons filed on a timely basis the reports required by Section 16(a) of the Exchange Act.

PROPOSAL 1 — ELECTION OF DIRECTORS

General

Our bylaws provides for our Board to be comprised of between 10 to 12 members, with the exact number of directors to be determined from time to time by resolution of the Board. Under our bylaws, the Board is divided into three classes, with each class having a three-year term. Information as to the directors currently comprising each class of directors and the current term expiration date of each class of directors is set forth in the following table:

Class	Directors Comprising Class	Current Term Expiration Date
Class I	Bernard W. Aronson	2015 Annual Meeting
Richard D. Fain
Ann S. Moore
Class II	William L. Kimsey	2013 Annual Meeting
Gert W. Munthe
Thomas J. Pritzker
Bernt Reitan
Class III	Eyal M. Ofer	2014 Annual Meeting
William K. Reilly
Vagn O. Sørensen
Arne Alexander Wilhelmsen

A director appointed by the Board to fill a vacancy (including a vacancy created by an increase in the size of our Board) will serve for the remainder of the term of the class of directors in which the vacancy occurred and until his or her successor is elected and qualified, or until his or her earlier death, resignation, or removal. As discussed in greater detail under the heading “Director Independence” our Board has determined that nine of the 11 current members of our board are independent directors within the meaning of the listing standards of the NYSE and our corporate governance principles.

In January 2013, Mr. Gert Munthe, a Class II director whose term as a director expires at the 2013 Annual Meeting, informed us that after 11 years on the Board and due to his other professional commitments, he does not intend to stand for re-election to the Board. The Board consequently determined to decrease the size of the Board by decreasing the size of Class II from four to three members effective immediately after the 2013 Annual Meeting. Accordingly, at the 2013 Annual Meeting, three directors will be elected to our Board as Class II directors. The Nominating and Corporate Governance Committee recommended, and our Board nominated, each of William L. Kimsey, Thomas J. Pritzker and Bernt Reitan as nominees for election as Class II members of our Board at the 2013 Annual Meeting. If elected, each of the nominees will serve until our 2016 annual meeting and until his successor is elected and qualified, or until his earlier death, resignation, or removal.

If any of the nominees is unexpectedly unavailable for election, shares represented by validly delivered proxies will be voted for the election of a substitute nominee designated by our Board or our Board may determine to reduce the size of our board. Each person nominated for election has agreed to serve if elected.

Directors Standing for Election

Set forth below is biographical information for the nominees as well as the key attributes, experience and skills that the Board believes each nominee brings to the Board.

William L. Kimsey, 70, has served as a Director since April 2003. Mr. Kimsey was employed for 32 years through September 2002 with the independent public accounting firm Ernst & Young L.L.P. From 1998 through 2002, Mr. Kimsey served as the Chief Executive Officer of Ernst & Young Global and Global Executive Board member of Ernst & Young and from 1993 through 1998 as the Firm Deputy Chairman and Chief Operating Officer. Mr. Kimsey also serves on the board and the audit committees of Western Digital Corporation and

Accenture Ltd. From 2004 until 2008, he served on the board of NAVTEQ Corporation and was the chairman of its audit committee. Mr. Kimsey is a certified public accountant and a member of the American Institute of Certified Public Accountants. As a practicing certified public accountant for many years and former Chief Executive Officer of one of the largest public accounting firms in the world, Mr. Kimsey brings substantial knowledge and expertise of accounting and finance matters to the Board.

Thomas J. Pritzker, 62, has served as a Director since February 1999. Mr. Pritzker is Executive Chairman of Hyatt Hotels Corporation and Chairman of Marmon Holdings, Inc. He served as a Director of TransUnion Corp., a credit reporting service company, until June 2010. He is Chairman and Chief Executive Officer of The Pritzker Organization LLC, which provides certain services primarily to and/or in connection with business interests of trusts for the benefit of various members of the Pritzker family. Mr. Pritzker is a member of the Board of Trustees of the University of Chicago and Chairman of the Art Institute of Chicago. Mr. Pritzker’s extensive business interests and responsibilities provide the Board with considerable experience and insight, particularly in the travel and leisure industry.

Bernt Reitan, 64, has served as a Director of the Company since September 2004. Until his retirement in August 2010, Mr. Reitan was an Executive Vice President of Alcoa Inc. and the Group President for the Global Primary Products division, with responsibility for the strategic management of Alcoa Inc.’s alumina refineries and primary aluminum smelters worldwide and associated businesses, such as metal purchasing, trading and transportation. Mr. Reitan joined Alcoa Inc. in 2000 as general manager of Alcoa World Alumina & Chemicals and was named President of Alcoa World Alumina & Chemicals in January 2001. In July of that year, he was elected a Vice President of Alcoa Inc. In January 2003, he was appointed President, Alcoa Primary Metals. In November 2004, he was named an Executive Vice President of the company. Before joining Alcoa Inc., he was employed for 20 years in a number of positions with Elkem ASA in Norway. Mr. Reitan has served on the board of Yara ASA since May 2009 and was elected Chairman of the Board (non-executive) on May 2012. Mr. Reitan served on the board of REC ASA from May 2010 until May 2012. He is Deputy-chair of the board of Trustees in ASF (American Scandinavian Foundation), a non-profit organization in New York. Mr. Reitan holds a master’s degree in civil engineering from the Technical University, Trondheim, Norway. As a former senior executive officer of Alcoa Inc., Mr. Reitan brings valuable leadership, strategic and managerial knowledge and experience as well as a multinational business perspective to the Board.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR NAMED ABOVE.

Directors Continuing in Office

The following is biographical information on the remainder of our directors continuing in office as well as the key attributes, experience and skills that the Board believes such current directors bring to the Board.

Class I Directors

The following Class I directors are serving for a term ending in 2015:

Bernard W. Aronson, 66, has served as a Director since July 1993. Mr. Aronson is currently Managing Partner of ACON Investments, LLC. Prior to that, he served as international advisor to Goldman, Sachs & Co. From June 1989 to July 1993, Mr. Aronson served as Assistant Secretary of State for Inter-American Affairs. Prior to that, Mr. Aronson served in various positions in the private and government sectors. Mr. Aronson is a member of the Council on Foreign Relations. Mr. Aronson serves as a director of Fifth & Pacific Companies, Hyatt Hotels Corporation, Chroma Oil and Gas, LP and Northern Tier Energy. Mr. Aronson served as a director of Mariner Energy, Inc. from 2004 through 2010. Mr. Aronson serves on the Board of Directors of the National Democratic Institute for International Affairs and the Maryland/DC Chapter of The Nature Conservancy. As a member of the Council of Foreign Relations, a former Assistant Secretary of State and former international advisor to one of the largest investment banking firms, Mr. Aronson is appropriately suited to provide the Board with a global business perspective. His service on various other boards provides the Board with a depth of business experiences. In addition, as part of his responsibilities at ACON Investments, Mr. Aronson oversees a number of portfolio companies in the energy sector which provides the Board with unique insight into fuel pricing and hedging considerations.

Richard D. Fain, 65, has served as a Director since 1979 and as Chairman and Chief Executive Officer of the Company since 1988. Mr. Fain has been involved in the shipping industry for over 35 years. As the longest serving member of the Board, Mr. Fain provides the Board with substantial expertise in the cruise industry. In addition, his service as Chairman and Chief Executive Officer of the Company for over 20 years brings valuable leadership, strategic and managerial knowledge and experience to the Board.

Ann S. Moore, 62, has served as a Director since May 2012. Ms. Moore served as Chairman and Chief Executive Officer of Time Inc. from July 2002 to September 2010 and served as Chairman through December 2010. Prior to that, Ms. Moore was Executive Vice President of Time Inc., where she had executive responsibilities for a portfolio of magazines including Time, People, InStyle, Teen People, People en Español and Real Simple. Ms. Moore joined Time Inc. in 1978 in Corporate Finance. Since then, she held consumer marketing positions at Sports Illustrated, Fortune, Money and Discover, moving to general management of Sports Illustrated in 1983 and to publisher of People in 1991. She is also a director of Avon Products Inc. and the Wallace Foundation. Ms. Moore’s extensive experience in consumer-driven publishing and media will bring to the Board recognized leadership capabilities as well as new and valuable perspectives in a variety of areas, including global branding and marketing.

Class III Directors

The following Class III directors are serving for a term ending in 2014:

Eyal M. Ofer, 62, has served as a Director since May 1995. Mr. Ofer is currently Chairman of Zodiac Maritime Agencies Limited, a private London based company which operates a diversified fleet of over 150 large ocean going vessels trading worldwide. Mr. Ofer is also Chairman of Global Holdings Inc., a private US based real estate holding company which specializes in large scale commercial real estate and high end residential developments. Its extensive holdings include prime properties in Manhattan and a controlling stake in Miller Global Properties, LLC, a large real estate investment fund focusing on North America and Europe. Mr. Ofer previously served as the Chairman and Chief Executive Officer of Deerbrook Limited from 1991 through 2011. As a member of the Board for over 15 years, Mr. Ofer brings considerable experience and insight in maritime and international matters affecting the company and the cruise industry.

William K. Reilly, 73, has served as a Director since January 1998. Mr. Reilly is the Founding Partner of Aqua International Partners L.P., a private equity fund established in 1997 and dedicated to investing in companies engaged in water and renewable energy, and he is a Senior Advisor to TPG Capital, LP, an international investment partnership. From 1989 to 1993, Mr. Reilly served as the Administrator of the U.S. Environmental Protection Agency. He has also previously served as the first Payne Visiting Professor at Stanford University, President of the World Wildlife Fund and President of The Conservation Foundation. He is Chairman Emeritus of the World Wildlife Fund and Chairman of the ClimateWorks Foundation and the Nicholas Institute for Environmental Policy Solutions at Duke University. He serves as a director of ConocoPhillips, the National Geographic Education Foundation and the Packard Foundation. From 1993 until April 2012, Mr. Reilly also served on the Board of Directors of E.I. duPont de Nemours and Company. In May 2010, President Obama named Mr. Reilly to serve as co-chair of the National Commission on the BP Deepwater Horizon Oil Spill and Offshore Drilling, which released its report on January 11, 2011. In December 2012, the President named Mr. Reilly to the Council for Global Development. Mr. Reilly’s leadership roles within various environmental protection organizations, including the U.S. Environmental Protection Agency, the World Wildlife Fund and the National Geographic Society, and his involvement with the National Commission on the BP Deepwater Horizon Oil Spill and Offshore Drilling allow him to bring substantial environmental knowledge and expertise to the Board. His service on various other boards also allows him to provide the Board with a variety of perspectives.

Vagn O. Sørensen, 53, has served as a Director since July 2011. Mr. Sørensen brings to the Board over 20 years of experience in the aviation industry, having served as the President and CEO of Austrian Airlines Group from 2001 through 2006. Prior to that, he served in a variety of roles with Scandinavian Airlines Systems, including as Executive Vice President and Deputy CEO. He currently owns and is President of VS Consulting and serves as a Board member and Chairman for a number of corporations throughout Europe and Canada, including Air Canada, TDC A/S, FLSmidth, DFDS A/S and Lufthansa Cargo AG. Mr. Sørensen’s breadth of experience in the aviation industry and, before that, the insurance industry brings useful insight to the Board, especially with respect to matters impacting the travel industry and risk management. He also brings significant experience within the shipping industry gained through his service as Deputy Chairman of DFDS A/S, one of the largest short-seas operators in Europe. His service on a number of other boards in Europe and Canada also allows him to provide the Board with diverse perspectives.

Arne Alexander Wilhelmsen, 47, has served as a Director since May 2003. Mr. Wilhelmsen is chairman of the board of directors of AWILHELMSEN AS, the holding company for the AWILHELMSEN group of companies, after having served as the Chairman of the Board of AWILHELMSEN Management AS from 2008 through June 2012. Mr. Wilhelmsen was elected Chairman of the Board of AWECO Invest AS in 2011. He has held a variety of positions within the AWILHELMSEN group of companies since 1995. From 1996 through 1997, Mr. Wilhelmsen was engaged as a marketing analyst for the Company and from 2001 through 2009 served as a member of the board of directors of Royal Caribbean Cruise Line AS, a wholly owned subsidiary of the Company that was responsible for the sales and marketing activities of the Company in Europe. Mr. Wilhelmsen served as the Chairman of the Board of The Containership Company ASA from August 2010 to August 2011. From 2005 through 2008, he served as a member of the board of directors of Awilco Offshore ASA (currently known as COSL Drilling Europe AS). Mr. Wilhelmsen’s varied business interests and shipping and maritime industry experience enable him to provide valuable business insight and knowledge to the Board. As the representative of the Company’s largest shareholder and one of the Company’s original founders, Mr. Wilhelmsen also provides a valuable historical perspective to the Board.

Director Compensation for 2012

Directors who are Company employees do not receive any fees for their services as directors. For services in the fiscal year 2012, each non-employee director was entitled to receive an annual cash retainer of $60,000 for a full year of service.

We pay additional annual cash retainers for chairing of and service on various Board committees as follows:

•	Chairman of the Audit Committee, annual retainer of $30,000;

•	Chairman of the Compensation Committee, annual retainer of $15,000;

•	Chairman of the Nominating and Corporate Governance Committee and the Safety, Environment and Health Committee, annual retainer of $6,000;

•	Non-chairman service on the Audit Committee, annual retainer of $15,000; and

•	Non-chairman service on the Compensation Committee, the Nominating and Corporate Governance Committee and the Safety, Environment and Health Committee, annual retainer of $5,000.

In addition to the retainers, we pay Board committee members $1,200 for each committee meeting attended. Directors are reimbursed for their travel expenses, and occasionally for those of an accompanying guest, for meetings attended.

In 2012, each non-employee director received an annual grant of restricted stock units with a value on the date of grant equal to $120,000 (except for Ms. Moore who received a prorated grant for the year following her election at the end of May). These restricted stock units vested in full immediately upon grant and settle one year following the date of grant. Our stock ownership guidelines require directors to accumulate ownership of at least $150,000 of our common stock, including the value of restricted stock and restricted stock units, within three years of becoming a director. If the value of their stock holdings falls below this amount, directors cannot sell shares of our common stock until the value once again exceeds the required amount.

In order to increase their knowledge and understanding of our business, we encourage Board members and their families to experience our cruises. As a result, we have adopted a Board Member Cruise Policy. Under this policy, a Board member is entitled to one stateroom accommodation per year on a complimentary basis. A Board member is also entitled to provide each of the Board member’s spouse, children and parents with one complimentary stateroom per year (provided that any of the foregoing has not previously accompanied the Board member or any other immediate family member in a complimentary stateroom during that same year). Additional guests traveling with a Board member will receive a 15% discount off of the lowest available fare for up to 20 staterooms. The Chairman & CEO may grant exceptions to this policy in his discretion.

Consulting Arrangement with William K. Reilly

We have a consulting arrangement with Mr. Reilly under which we pay him $300,000 a year in consultancy fees in exchange for his providing services with respect to, and overseeing, our environmental programs. As part of his responsibilities, Mr. Reilly serves on the Grants Committee of the Royal Caribbean Ocean Fund, a fund established to support marine conservation organizations in preserving the world’s oceans.

The table below summarizes the compensation of each person serving as a non-employee director in 2012.

	2012 Director Compensation Table
Name	Fees Earned or Paid in Cash	Stock Awards(1)(2)	All Other Compensation(3)		Total
Morten Arntzen(4)	$102,800	$119,986	—		$222,786
Bernard W. Aronson	$77,000	$119,986	—		$196,986
William L. Kimsey	$119,000	$119,986	—		$238,986
Ann S. Moore(5)	$41,050	$70,007	$14,613		$125,670
Gert W. Munthe	$102,800	$119,986	—		$222,786
Eyal M. Ofer	$88,000	$119,986	—		$207,986
Thomas J. Pritzker	$79,200	$119,986	—		$199,186
William K. Reilly	$76,800	$119,986	$320,090	(6)	$516,876
Bernt Reitan	$112,800	$119,986	—		$232,786
Vagn O. Sørensen	$86,800	$119,986	—		$206,786
Arne Alexander Wilhelmsen	$78,200	$119,986	—		$198,186

(1)

The column titled “Stock Awards” reports the fair value of restricted stock unit awards at their grant date in 2012 calculated in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. For the assumptions used in valuing these awards for purposes of computing this expense please see Note 9 of the consolidated financial statements in the Company’s Annual Report for the year ended December 31, 2012.

(2)

As of December 31, 2012, each of the non-employee directors listed in the table held 3,256 unvested restricted stock units, other than Ms. Moore and Mr. Sørensen who did not hold any unvested restricted stock units. In addition, as of December 31, 2012, each non-employee director listed in the table held 3,976 vested restricted stock units, other than Ms. Moore who held 2,979 vested restricted stock units and Mr. Sørensen who held 6,198 vested restricted stock units. As of December 31, 2012, the non-employee directors listed in the table held options to purchase the following aggregate number of shares of common stock: Mr. Arntzen, 12,476; Mr. Aronson; 20,379; Mr. Kimsey, 14,159; Mr. Munthe, 22,524; Mr. Ofer, 22,524; Mr. Pritzker, 22,524; Mr. Reilly, 20,379; Mr. Reitan, 21,195; and Mr. Wilhelmsen, 22,524.

(3)

Except as otherwise disclosed, these amounts include discounts on Company cruises and travel expenses for spouses accompanying directors on business. The aggregate value of other compensation made available to outside directors other than Ms. Moore and Mr. Reilly is less than $10,000 per person.

(4)	Mr. Arntzen served on the Board during all of 2012. He resigned from the Board effective February 18, 2013.

(5)	Effective May 31, 2012, Ms. Moore was elected to the Board.

(6)	Includes amounts paid pursuant to the consulting arrangement described above.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Person Transaction Policy and Procedure

We have a written Related Person Transaction Policy that requires review of all relationships and transactions in which the Company and any director or executive officer or their immediate family members or any 5% beneficial owner of the Company’s securities or their immediate family members have a direct or indirect material interest. Under this policy, each director, director nominee and executive officer is required to promptly notify the Corporate Secretary of any such transaction. The Corporate Secretary then presents such transactions to the Audit Committee and the Audit Committee is responsible for determining whether to approve or ratify the transactions. The following types of transactions are deemed not to create or involve a material interest on the part of the related person and do not require approval or ratification under the policy, unless the Audit Committee determines that the facts and circumstances of the transaction warrant its review:

•	transactions involving the purchase or sale of products or services in the ordinary course of business, not exceeding $120,000;

•	transactions in which the related person’s interest derives solely from his or her service as a director of another corporation or organization that is a party to the transaction;

•

transactions in which the related person’s interest derives solely from his or her ownership of less than 10% of the equity interest in another person (other than a general partnership interest) which is a party to the transaction;

•

transactions in which the related person’s interest derives solely from his or her ownership of a class of equity shares of the Company and all holders of that class of equity securities received the same benefit on a pro rata basis;

•	compensation arrangements of any executive officer, other than an individual who is an immediate family member of a related person; and

•	non-executive director compensation arrangements.

In reviewing transactions submitted to them, the Audit Committee reviews and considers all relevant facts and circumstances to determine whether the transaction is in, or not inconsistent with, the best interests of the Company and its shareholders, including, without limitation:

•	the commercial reasonableness of the terms;

•	the benefit and perceived benefit, or lack thereof, to the Company;

•	opportunity costs of alternative transactions;

•	the character of the related person’s interest; and

•	the actual or apparent conflict of interest of the related person.

If after the review described above, the Audit Committee determines not to approve or ratify the transaction, it will be cancelled or unwound as the Audit Committee considers appropriate and practicable.

Related Person Transactions

The Audit Committee reviewed and approved or ratified all of the following transactions in accordance with our Related Person Transaction Policy.

During the fiscal year ended December 31, 2012, we paid Hyatt Hotels Corporation approximately $1.3 million for hotel stays of our guests. In addition, certain of our employees may stay at Hyatt Hotels while traveling on business and we may make use of Hyatt Hotels’ facilities for business purposes although Hyatt Hotels Corporation has no specific arrangement or understanding with us in that connection. Mr. Thomas J. Pritzker, one of our directors, is Executive Chairman of the Hyatt Hotels Corporation.

During the fiscal year ended December 31, 2012, we paid Red Sail Sports Aruba and Red Sail Sports Cayman an aggregate of approximately $216,000 as shore excursions operators in the Caribbean. Both entities are owned by business interests of the Pritzker family.

During the fiscal year ended December 31, 2012, we paid Mr. William K. Reilly, one of our directors, $300,000 under his consulting arrangement with us, which is described under the heading “Consulting Arrangement with William K. Reilly.”

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

We continue to believe in the efficacy of our pay-for-performance philosophy. We incorporate this philosophy in a variety of ways across our executive compensation programs, including by the substantial “at risk” component incorporated into our program design. As an example, in 2012, 84% of the target compensation for our Chairman & CEO was variable based on the performance of the Company. Of this target variable compensation component, 68% was directly tied to the Company’s satisfaction of key financial and operational performance metrics, a significant increase from 2011 where only 51% of variable compensation was directly tied to performance metrics. This increase relates to changes in our equity award program design implemented for 2012 as described further herein.

With this central philosophy always in mind, we believe that it is extremely important for our compensation programs to evolve over time as our business and strategic priorities evolve, as market practices develop and as we continue to receive feedback from our employees and shareholder base. To this end, our Compensation Committee regularly reviews our programs to ensure that compensation is competitive but remains closely tied to performance that can be impacted by our executives and that is aligned with shareholder value creation. In addition, the Compensation Committee ensures that the goals and objectives of our performance-based compensation plans are challenging in light of the expectations of and our commitments to our shareholders, as well as the internal expectations of our Board. Based on these reviews, over the last several years, we have implemented a number of changes to our compensation policies and practices in order to continue to improve their relevance and effectiveness. In prior years, these changes included considerably expanding the metrics in our annual bonus plan to include what we believe to be critical financial and operational indicators of our performance and introducing individual performance goals as a bonus plan component in order to emphasize focus on the executive’s accomplishments within his or her direct areas of responsibility.

For 2012, the primary change to our compensation program related to our equity award program design. Traditionally, we had been awarding long-term incentives through the use of stock options and restricted stock units. Starting in 2012, we shifted focus to performance-based shares and our senior executives, including our named executive officers, began to receive their long-term incentive awards through a 50/50 mix of restricted stock units and performance shares. As performance share awards provide executives the opportunity to receive shares of our stock only if both a performance objective and a continued-service requirement are met, we believe this change further strengthens the linkage between pay and performance.

We believe the changes we have made over the last several years have been received favorably by our shareholder base, as demonstrated by the fact that we received an over 90% favorable vote on our executive compensation programs at each Annual Meeting since we implemented “say-on-pay” advisory votes in 2011 (with respect to 2010 compensation). However, we are always seeking to improve and, in that spirit, during 2012, the Compensation Committee engaged our compensation consultant, Towers Watson, to perform a comprehensive assessment of our variable pay programs. This assessment included both in-depth interviews of key executives at the Company as well as external benchmarking of performance based pay practices among our peer group to understand key design components and trends in our comparison group programs.

As a result of this assessment, the Compensation Committee approved a swap of the financial metrics being used for 2013 to measure performance for purposes of the annual bonus plan and the long-term performance share grant. Over the last several years we utilized return on invested capital (ROIC) as the predominant measure of corporate financial performance under our annual bonus plan, while our performance share grants in 2012 were tied to earnings per share (EPS). Although we continue to believe both are critical measures of performance, we believe that ROIC is a better measure of long-term financial performance and, thus, more appropriate as the metric for our longer-term performance share grants. In addition, we believe using EPS for our annual bonus plan enhances the line of sight to our executive team to effectively execute the annual operating plan. We also believe that incorporating ROIC as the metric for the performance shares will further increase the focus given to shareholder returns.

We discuss our compensation plans, policies and objectives for 2012 in detail below.

Named Executive Officers

Our Named Executive Officers for the fiscal year ended December 31, 2012 (“NEOs”) are set forth below.

Name	Title
Richard D. Fain	Chairman and Chief Executive Officer
Brian J. Rice	Vice Chairman and Chief Financial Officer
Adam M. Goldstein	President and Chief Executive Officer, Royal Caribbean International
Michael W. Bayley	President and Chief Executive Officer, Celebrity Cruises
Harri U. Kulovaara	Executive Vice President, Maritime

Each of the foregoing officers were also NEOs for 2011 other than Mr. Bayley. Mr. Bayley was twice promoted during 2012, first in February 2012 from Executive Vice President, International for Royal Caribbean International to Executive Vice President, Operations for Royal Caribbean International and again in August 2012 to President and Chief Executive Officer of Celebrity Cruises. Given the significant change in the scope of his responsibilities from 2011, where tables in this discussion reference comparisons to 2011 compensation, we have not included this information for Mr. Bayley as we do not believe the comparisons to be meaningful.

Compensation Objectives and Mix

Our compensation programs are structured to accomplish a number of important objectives, including:

•	the alignment of the interests of our executives with the interests of our shareholders;

•	the recruitment, retention and motivation of an elite management team; and

•	the reward of positive contributions to both short-term and long-term corporate performance.

We provide compensation to our executives consisting of three principal elements: base salary, performance-based annual incentive compensation and long-term incentive awards (collectively, “Total Direct Compensation”). The objectives of each element of compensation are described below.

Base Salary	•	Deliver a level of fixed compensation that is commensurate with expertise, experience, tenure, performance, potential and scope of responsibility.
Performance Based Annual Incentive	•	Focus executives on annual financial and operational performance enabling them to better manage the cyclical nature of our business.
	•	Reward executives for performance relative to our short-term goals and initiatives.
Long-Term Incentive Awards	•	Align executive’s risk and investment decisions with shareholder interests, rewarding the achievement of long-term goals and focusing executives on total shareholder return.
	•	Promote stability and corporate loyalty among our executives.

While the principal elements of our compensation programs are quantitative in nature, our programs also take into account qualitative factors to avoid an overly formulaic approach in determining compensation. The key quantitative and qualitative considerations that we use in assessing performance, and the process by which we link compensation to them, are described in this Compensation Discussion & Analysis.

We believe our mix of Total Direct Compensation elements provides an appropriate balance between fixed and variable compensation as well as short- and long-term pay elements, holding executives accountable for annual and longer-term performance and mitigating excessive risk-taking. We also believe the compensation mix is consistent with general market trends and with the mix provided by companies in our 2012 Market Comparison Group (the “Market Comparison Group”) described below.

Focus on Variable and Performance-Based Compensation

Based on our pay for performance orientation and the desire to create long-term earnings opportunities, a significant portion of each NEO’s Total Direct Compensation is variable and therefore “at risk.”

Beyond base salary, each of our NEOs is eligible to receive performance-based annual incentive compensation, performance-based long-term incentive rewards and time-based long-term incentive awards, each of which are, to varying degrees, dependent upon the performance of the Company and the individual performance of the NEO. In 2012, we further augmented our focus on performance-based compensation by increasing the weighting for performance-based long-term incentive awards relative to time-based long-term incentive awards. In addition, within our performance-based long-term incentive award program, we replaced stock option awards with performance share awards, thus directly tying 50% of each NEO’s long-term equity incentive opportunity to satisfaction of performance goals.

Our commitment to performance-based compensation is illustrated by the following pie charts, which show the mix of each compensation component, including fixed compensation (base salary) and variable compensation (target annual incentive compensation, performance based long-term incentive awards and time-based long-term incentive awards) at target levels for our Chairman & CEO and for our other NEOs for 2012.

The percentages in the foregoing chart for the other NEOs represent a weighted average of each element of compensation for such officers. In the case of Mr. Kulovaara, the ship delivery bonus he received in 2012 is not factored into this percentage.

Compensation Governance

Our executive compensation program is overseen by the Compensation Committee of our Board. Compensation Committee members are appointed by our Board and meet the independence and other requirements of the NYSE and other applicable laws and regulations. Compensation Committee members are selected based on a variety of factors, including their knowledge and experience in compensation matters. During 2012, the Board added Ms. Ann Moore to the Compensation Committee. Ms. Moore also serves on the Compensation Committee at Avon Products, Inc. and brings to the Compensation Committee significant experience and useful new perspectives.

As provided for in the Compensation Committee Charter, the Compensation Committee has retained Towers Watson (“the Consultant”) as its independent compensation consultant. The Compensation Committee has asked the Consultant to regularly provide independent advice on the composition of our Market Comparison Group (as discussed below), our compensation plan risk and current trends in executive and director compensation design, including overall levels of compensation, the merits of using particular forms of compensation, the relative weightings of different compensation elements, and the value of particular performance measures on which to base compensation. As noted above, in 2012, the Compensation Committee engaged the Consultant to perform a comprehensive assessment of our variable pay programs. Within this framework, the Consultant has been instructed to work collaboratively with management, including our Chairman and CEO, our Vice President and Global Chief Human Resources Officer and her staff to gain an understanding of our business and compensation programs to help the Consultant advise the Compensation Committee.

For each NEO other than the Chairman and CEO, the Compensation Committee consults with and receives the recommendation of the Chairman and CEO, but the Compensation Committee is ultimately responsible for determining whether to accept such recommendations. For the compensation related to the Chairman and CEO, the Compensation Committee meets in executive session and considers the opinion of the Consultant as well as other criteria identified in this Compensation Discussion & Analysis.

Compensation Review Process

The process of making compensation decisions begins with establishing a Market Comparison Group. The composition of this group is assessed annually as this is the foundation of our annual compensation review and is used to help guide the Compensation Committee’s decisions regarding competitive pay levels and design architecture. Traditionally, this group consists of companies that generally operate in the travel and tourism, hospitality, leisure, air transportation and food and beverage industries. The Compensation Committee selects these companies based upon their size (generally one-half to two times our revenues) and industry as well as the operational similarities of their business to our own, even though many of them may not be our direct or indirect competitors. The table below sets forth the companies included in our Market Comparison Group, which was used by the Compensation Committee for making the NEO’s 2012 compensation determinations. There were no changes made to the Market Comparison group for 2012 from the companies used for this purpose in 2011.

Market Comparison Group
Alaska Air Group, Inc.	Marriott International Inc.
Brunswick Corp.	MGM Resorts International
Cablevision Systems Corp.	SkyWest, Inc.
Carnival Corporation	Southwest Airlines Co.
Darden Restaurants, Inc.	Starbucks Corp.
Expedia, Inc.	Starwood Hotels & Resorts Worldwide, Inc.
Hertz Global Holdings Inc.	US Airways Group, Inc.
IAC/InterActiveCorp	Wendy’s/Arby’s Group, Inc.
Las Vegas Sands Corp.	Wyndham Worldwide Corp.

Using the selected Market Comparison Group, the Consultant obtains data on program design and compensation levels from public filings and analyzes and presents such data to the Compensation Committee. The Compensation Committee reviews and evaluates the data and makes recommendations to determine the appropriate compensation programs and levels. In doing so, it carefully considers the comparative performance of the Company, each brand and each NEO. For the Company and each brand, both financial performance (as determined by operating and net income, earnings before interest, taxes, depreciation and amortization, return on invested capital, total shareholder return and earnings per share) and operational performance (including guest satisfaction, employee and guest engagement, various safety, security, environment and health metrics and operational efficiencies) are carefully reviewed. For each NEO, the Compensation Committee assesses how the executive contributed to financial and operational performance and his long-term contributions to the Company.

As part of its compensation review processes, the Compensation Committee carefully considers the results of the “say on pay” vote taken by shareholders. At our 2011 Annual Meeting, over two-thirds of the votes were cast in favor of a triennial say-on-pay shareholder vote. Notwithstanding this, the Compensation Committee decided to adopt annual voting going forward as it believes that this is in accordance with best market practices and allows our shareholders to provide valuable and welcomed input on our compensation philosophy, policies and practices.

At the 2012 Annual Meeting, approximately 92.5% of the shareholder votes cast on the proposal were cast in favor of a resolution approving the overall compensation of the Company’s NEOs on an advisory basis. In spite of this showing of support for our existing programs, the Compensation Committee sought to identify opportunities to further improve upon the program and its pay for performance linkages and, to that end, engaged Towers Watson during 2012 to perform a comprehensive assessment of the efficacy of our performance-based pay plans.

Elements of 2012 Compensation Program

Performance Overview

As described in greater detail herein, our compensation decisions in 2012 for the NEOs were consistent with our pay for performance philosophy.

We believe our 2012 performance results demonstrate the strength and resiliency of our brands and the value proposition of a cruise vacation. Despite the slow pace of the economic recovery, the continued instability in the global economic landscape, especially in Europe, and the negative impact of the Costa Concordia incident on booking patterns throughout the industry, our results (as adjusted for the impairment related charges associated with our Pullmantur brand) were generally in line with what we forecasted in February 2012.

Base Salary

The Compensation Committee seeks to pay each NEO a level of fixed compensation that competitively reflects his scope of responsibility relative to his counterparts in the Market Comparison Group. The primary considerations used in setting base salary levels include each NEO’s scope of responsibilities, expertise, experience, tenure, performance and potential to further our business objectives. We generally review salaries early each year and, if appropriate, adjust them to reflect changes in such considerations and to respond to market conditions and competitive pressures.

In February 2012, the Compensation Committee reviewed the base salaries of the NEOs against their respective counterparts in the Market Comparison Group and considered the objectives for this element of compensation and the factors outlined above. The process revealed that, at that time, base salary levels for each of the NEOs were generally at the median in the Market Comparison Group.

In recognition of the continuing challenges of the economic environment, the uncertainties following the Costa Concordia incident in January 2012 and our 2012 financial expectations, the Compensation Committee determined not to adjust the base salary for any of the NEOs for 2012 (other than Mr. Bayley who received an increase in February 2012 given his promotion to Executive Vice President of Operations for Royal Caribbean International and a further increase in August 2012 upon his promotion to President & CEO of Celebrity

Cruises). In determining Mr. Bayley’s base salary, the Compensation Committee took into account the broader scope of responsibilities under Mr. Bayley’s control, his experience level and growth opportunities as well as, with respect to the salary determined upon his promotion in August 2012, the salary paid to his predecessor in the role.

The table below shows each NEO’s base salary for 2011 and 2012.

	Base Salary
Name	2011	2012	Percent Change
Richard D. Fain	$1,000,000	$1,000,000	0%
Brian J. Rice	$600,000	$600,000	0%
Adam M. Goldstein	$750,000	$750,000	0%
Michael W. Bayley(1)	n/a	$575,000	n/a
Harri U. Kulovaara	$500,000	$500,000	0%

(1)

The base salary included for Mr. Bayley reflects his base salary following his promotion to President & CEO of Celebrity Cruises in August 2012. The base salary reported in the Summary Compensation Table includes the actual amounts paid to Mr. Bayley as base salary during 2012, including both before and after his August 2012 promotion.

Performance Based Annual Incentive

Our 2012 bonus program, operated under the Compensation Committee-approved Executive Bonus Plan is designed to attract, retain, and motivate talented executives by rewarding them for the achievement of the Company’s short-term business, financial and strategic goals and, in most instances, recognizing their individual contributions.

Prior to the beginning of each year, our operating plan for that year, which takes into account our anticipated performance, our growth and profitability objectives as well as the economic climate, is prepared by management and approved by the Board. Based on this plan, we set pre-established goals for the year that will determine bonus payout levels once our financial and operational performance is evaluated and confirmed following the end of the year.

Bonus Targets

Each year, the Compensation Committee establishes a bonus target for each NEO expressed as a percentage of base salary. The Compensation Committee used the same bonus targets in 2012 as it did in 2011. The following table shows the 2012 and 2011 bonus targets of each NEO.

Name	2011 Bonus Target (% of base salary)	2012 Bonus Target (% of base salary)
Richard D. Fain	190%	190%
Brian J. Rice	100%	100%
Adam M. Goldstein	130%	130%
Michael W. Bayley	n/a	100%
Harri U. Kulovaara	65%	65%

Bonus Award Components

Under the Executive Bonus Plan, the performance-based annual incentive for each NEO is tied to up to three bonus award components: Corporate, Brand (if applicable to the particular NEO) and Individual performance (if applicable to the particular NEO). The Compensation Committee assigns a specific weight to each of these components based on the executive’s role and ability to influence the outcomes. As in 2011, the 2012 bonus opportunity for each NEO other than Mr. Fain included an Individual performance component as the Compensation Committee believes it is important to further incent these officers with respect to those operational goals which they can directly influence in their role within the organization. Given Mr. Fain’s scope of responsibility as Chairman & CEO, the Committee determined that his entire bonus should continue to be based solely on Corporate performance. Given their position and responsibilities, Mr. Goldstein’s and Mr. Bayley’s awards both included performance of the Royal Caribbean International brand as well as the Corporate and Individual components. In Mr. Bayley’s case, despite his promotion to President & CEO of Celebrity Cruises in 2012, the Compensation Committee believed that tying his bonus to the performance of Royal Caribbean International was more appropriate as he spent the majority of the year serving the Royal Caribbean International brand both in the role of Executive Vice President, International and Executive Vice President, Operations.

For 2012, both the Corporate and Brand bonus components were further divided into two subcomponents: ROIC and key performance indicators (KPIs). As in 2011, ROIC continued to be the predominant measure of both Corporate and Brand performance, comprising two-thirds of the bonus opportunity within each element.

In addition to ROIC, the remaining one-third bonus opportunity within both the Corporate and Brand components is tied to the following six key performance indicators (KPIs), with equal weighting assigned to each KPI:

•

Net Revenue Yield — Represents net revenues per available passenger cruise day, which we believe to be the most relevant measure of our pricing performance because it reflects the cruise revenues earned by the Company net of our most significant variable costs.

•

Net Cruise Costs excluding fuel — Represents gross cruise costs excluding commission, transportation and other expenses and onboard and other expenses, which we believe to be the most relevant indicator of our ability to control costs in a manner that positively impacts income.

•

Guest satisfaction — Represents results of guest surveys measuring guest satisfaction with his or her most recent cruise, his or her intent to cruise again with us and his or her willingness to recommend others cruise with us.

•

Employee engagement — Represents results of shoreside and shipboard employee surveys measuring employee satisfaction and employee engagement (i.e. the tendency of employees to exert discretionary effort for the benefit of the Company).

•

Safety, security, health and environmental stewardship — represents various metrics of safety, security, environment and health performance, which we believe key to our extremely high safety and security standards and our goal of being a good steward of the environmental resources we manage.

•	Customer engagement — represents various metrics of our ability to engage with both new and repeat guests through a variety of media platforms and loyalty programs.

In addition, due to the unique nature of Mr. Kulovaara’s role, he is eligible to receive a special performance bonus (outside of the scope of the Executive Bonus Plan) for overseeing the successful design, construction and delivery of new cruise ships.

The pie charts below illustrate the bonus components by weight for each of the NEOs. The Brand component of the bonus of Mr. Goldstein and Mr. Bayley are determined by the performance of Royal Caribbean International.

Performance Measurement

In February of each year, the Compensation Committee approves the Corporate and Brand performance targets for the year.

ROIC

For purposes of the Executive Bonus Plan, ROIC at the Corporate level is defined as “Operating Profit” divided by “Invested Capital.”

To calculate “Operating Profit” we use operating income minus tax, adding the earnings (or subtracting the loss) from our equity investments in which we hold 50% or less of the equity. This gives a more accurate reflection of our performance because the gain or loss on these investments would not otherwise be recognized in operating income but the capital involved in these investments would be included in invested capital. For 2012, the earnings from our equity investments were immaterial.

“Invested Capital” is calculated based on the average of invested capital in the previous five quarters. “Invested Capital” for any quarter is determined by subtracting “Excess Cash” and non-interest bearing current liabilities (“NIBCL”) from total assets as of the end of such quarter. As compared to our total assets, “Excess Cash”, which generally includes cash in excess of the minimum amount necessary to operate our business, was immaterial in 2012.

The resulting definition of ROIC for purposes of 2012 awards under the Executive Bonus Plan is:

(Operating Income) — (Tax) + (Earnings From Equity Investments)

Recent 5-Quarter Average of [(Total Assets) — (Excess Cash) — (NIBCL)]

The 2012 ROIC Corporate target was determined based on February 2012 earnings guidance. The Compensation Committee also established a ROIC formula for the brands largely consistent with the Corporate formula and a ROIC plan target for each brand consistent with the approach used to establish the plan target for Corporate performance.

For Corporate and Brand ROIC performance, performance level funding ranges from 0% to 300% at maximum. If results are achieved at target performance, the corresponding funding level is 100%.

KPIs

For each KPI, performance level funding ranges from 0% to 300% at maximum. The Compensation Committee has established metrics corresponding to the following color-coded levels of performance:

•	Green — which signifies performance that significantly exceeded the target of the KPI and results in funding between 121% and 300% for the applicable KPI;

•	Silver — which signifies performance that achieved the appropriate threshold to maintain or improve the KPI and results in funding between 80% and 120% for the applicable KPI; and

•	Red — which signifies performance that did not meet the minimum expected level of performance in the KPI and results in funding of less than 80% for the applicable KPI.

Individual

Each NEO with an individual performance component is assigned certain specific individual goals at the beginning of each year by the Chairman and CEO. Performance level funding for this component ranges from 0% to 200% at maximum.

Actual 2012 Performance Levels and Payout

ROIC

The Executive Bonus Plan contemplates adjustments to ROIC for certain items which are outside of management’s control in order to better reflect the Company’s core results and to make the evaluation as relevant as possible. Any adjustments are reviewed and approved by the Compensation Committee. For 2012 Corporate ROIC performance, Operating Profit was increased by $18.7 million in order to account for price variances in all fuel types from prices used in the February 2012 earnings guidance, net of the effects of fuel derivatives. This adjustment avoids penalizing or benefiting management for fluctuations in fuel prices. Operating Profit was further increased by $413.9 million to adjust for impairment related charges associated with our Pullmantur brand recognized in our financial statements for the year ended December 31, 2012. The Compensation Committee believes that penalizing senior management for the impairment charges is not appropriate as these charges relate to an unusual non-cash charge related to the acquisition of the Pullmantur brand over six years prior and attributable, in very large part, to external factors beyond management’s control.

Actual Corporate 2012 ROIC, as adjusted, came in 1.3% below target, which yielded a funding level of 90% of the Corporate ROIC performance component. For our Royal Caribbean International brand, ROIC performance generated a funding level of 38% for the Brand ROIC component of the bonus.

KPIs

With respect to the Corporate KPIs, the Company achieved “green” or “silver” status with respect to all of the KPIs. This resulted in a 121% funding level for the aggregate Corporate KPI performance component. KPI performance for Royal Caribbean International resulted in a funding level of 102% for the Brand KPI component of the bonus.

Individual

The Individual performance component of our Executive Bonus Plan award is intended to reward managerial decision making, behavioral interaction and overall contribution. With the exception of Mr. Fain, all other NEOs have an Individual performance component. In determining the funding level of this component, the Compensation Committee considered the recommendation of Mr. Fain, including each NEO’s achievement of his individual goals and overall contribution to our successful growth, how each one directed their area of responsibility to meet challenges in the market and the results of specific projects they were responsible for during the year.

Total 2012 Payouts

The following table shows the 2012 performance-based annual incentive payout, as a percentage of target for each bonus award component:

	2012 Actual Funding Levels by Component (as a % of target)			Total Funding Level (as a % of target)
Name	Corporate	Brand	Individual
Richard D. Fain	99.8%	n/a	n/a	99.8%
Brian J. Rice	99.8%	n/a	135%	111.5%
Adam M. Goldstein	99.8%	59.2%	120%	93.0%
Michael W. Bayley(1)	99.8%	59.2%	130%	96.3%
Harri U. Kulovaara	99.8%	n/a	130%	109.9%

(1)

The brand component of Mr. Bayley’s bonus for 2012 was tied to the performance of the Royal Caribbean International brand. Despite his promotion to President & CEO of Celebrity Cruises in August 2012, the Compensation Committee believed this to be more appropriate as he spent the majority of the year serving the Royal Caribbean International brand both in the role of Executive Vice President, International and Executive Vice President, Operations.

In addition to his award under the Executive Bonus Plan, the Compensation Committee awarded Mr. Kulovaara a special performance bonus of $150,000 for overseeing the successful design, construction and delivery of one new cruise ship in 2012, the fifth Solstice-class ship, Celebrity Reflection.

The following table shows each NEO’s Target and Actual Bonus award for 2012. The 2012 Actual Bonus awards for all of our NEOs were within a close range of target, reflecting the Company’s solid but not exceptional results and our pay for performance philosophy.

	2012 Target Payout	Actual 2012 Annual Incentive Plan Payout by Component			Actual Total 2012 Payout		Actual Total 2011 Payout
Name		Corporate	Brand	Individual
Richard D. Fain	$1,900,000	$1,896,200	n/a	n/a	$1,896,200		$1,454,128	(1)
Brian J. Rice	$600,000	$399,139	n/a	$270,054	$669,193		$566,077	(1)
Adam M. Goldstein	$975,000	$324,312	$192,386	$389,961	$906,659		$894,674
Michael W. Bayley	$575,000	$191,175	$113,545	$249,142	$553,861		n/a
Harri U. Kulovaara	$325,000	$216,227	n/a	$140,837	$507,064	(2)	$463,448	(2)

(1)	Includes a reduction in the bonus payouts to Mr. Fain and Mr. Rice related to an accounting revision in July 2011.

(2)	Includes a $150,000 bonus received by Mr. Kulovaara in each of 2012 and 2011 in recognition of the successful design, development and delivery of one ship in each year.

Long-Term Incentive Awards

Our long-term incentive award program is designed to align executive’s risk and investment decisions with shareholder interests, rewarding the achievement of long-term goals, and to promote stability and corporate loyalty among the executives. In 2012, the Compensation Committee granted long-term incentive awards under the 2008 Equity Incentive Plan (“2008 Equity Plan”). In balancing the Company’s retention objectives with its pay for performance orientation, the Compensation Committee considers the spectrum of potential equity instrument designs, vesting criteria and schedules.

For 2012, the Compensation Committee implemented various changes to the long-term incentive award program. Under this new program design, the NEOs each received his long-term incentive awards through a 50/50 mix of restricted stock units (“RSUs”) and performance shares unlike prior years where the NEO’s long-term incentive grants were comprised of a mix of 25% stock options and 75% RSUs (except in the case of Mr. Kulovaara who received 50% stock options and 50% RSUs). To promote retention, the RSUs vest in equal annual installments over a four year period commencing on the first anniversary date of the grant. As the RSU awards are inherently tied to the performance of our common stock, we consider a vesting schedule based on continued service appropriate to meet the desire for both retention and performance incentive.

Performance share awards provide our senior officers the opportunity to receive shares of our stock three years after the date the award is authorized by the Compensation Committee only if both a one-year performance objective and a three-year continued-service requirement are met. Because vested performance share awards are paid out in shares of Company stock three years after the date of grant (and two years after the performance requirements are satisfied), the ultimate value of any award earned by an officer is dependent on both the number of shares that may be earned based on the business results against the performance objectives and on the trading price of the Company’s stock at the time the shares, if any, are delivered. In making the shift from stock options to performance shares, the Compensation Committee considered that, as compared to stock options, performance shares better focus senior executive’s motivations on long-term measures that are important to the company and that the executives have greater control over. In addition, unlike stock options where the attention is solely on stock price, the ultimate value of the performance share award is a function of both achievement of the underlying performance metrics and the price of the stock.

The Compensation Committee believes the use of both RSUs (which of the three equity vehicles has the relatively greatest retentive effect) and performance shares is consistent with competitive market practice and that the 50/50 allocation between RSUs and performance shares efficiently utilizes the Company’s share reserves in the delivery of the officers’ target long-term incentive award value.

In determining the appropriate long-term incentive award value, the Compensation Committee considers the compensation of executives in the Market Comparison Group, a review of other elements of compensation and the NEO’s contribution to the overall results of the Company. For the grant made in February 2012, the Compensation Committee did not make any adjustments to the long-term incentive award values for any of the NEOs.

The table below sets forth the 2011 and 2012 equity award values for the NEOs and the allocation of the equity awards between RSUs and performance shares as approved by the Compensation Committee.

	Long-Term Incentive Awards
Name	2011 Grant Values	2012 Grant Values		2012 Allocation	% Change
Richard D. Fain	$3,250,000	$3,250,000		50% RSUs, 50% performance shares	0%
Brian J. Rice	$975,000	$975,000		50% RSUs, 50% performance shares	0%
Adam M. Goldstein	$1,450,000	$1,450,000		50% RSUs, 50% performance shares	0%
Michael W. Bayley	n/a	$400,000	(1)	50% RSUs, 50% performance shares	n/a
Harri U. Kulovaara	$450,000	$450,000		50% RSUs, 50% performance shares	0%

(1)

In August 2012, Mr. Bayley received an additional $100,000 of RSUs upon his promotion to President and Chief Executive Officer of Celebrity Cruises, resulting in a total grant for 2012 of $500,000, paid 60% in RSUs and 40% in performance shares.

Each performance share award was expressed as a target number of performance shares based upon the fair market value of our common stock on the date of grant. For the 2012 grant, the actual number of performance shares underlying the award was determined in February 2013 at 94% of target based upon our 2012 earnings per share of $0.08, as adjusted for:

•	total impairment related charges of $413.9 million associated with our Pullmantur brand (upward adjustment of $1.89 per share)

•	price variances in all fuel types from prices used in the February 2012 earnings guidance, net of the effect of fuel derivatives (upward adjustment of $0.09 per share).

These adjustments mirror the adjustments made with respect to the Corporate component of the Executive Bonus Plan as discussed above.

For awards of performance shares made in 2012 and beyond, the Company has adopted a “clawback” policy applicable to the award recipients, including the NEOs. Specifically, if, prior to the performance shares’ vesting date, the Company is required to restate its financial results for the award performance period (for example, a restatement of 2012 financials with respect to the 2012 awards) in a manner that would have adversely affected the number of performance shares subject to the award, the Compensation Committee shall adjust the number of performance shares subject to the award to reflect the number of performance shares that would have been payable under the restated financial statements, as determined by the Compensation Committee.

Equity Grant Practices

The Compensation Committee generally grants annual equity awards to NEOs and other members of management at the first Compensation Committee meeting of the calendar year, usually held in February. To determine the number of RSUs or performance shares awarded, the total grant value is multiplied by the RSU or performance share allocation percentage and then divided by the fair market value of our common stock as of the grant date. The 2008 Equity Plan defines fair market value of a share of our common stock as the average of the high and low sale prices of our common stock on the NYSE on the grant date. In any event, the maximum number of shares underlying awards that may be granted to a participant in any calendar year is 500,000 shares. Equity awards may be granted outside of the annual grant cycle in connection with events such as hiring or promotion. In August 2012, Mr. Bayley received $100,000 of additional restricted stock units upon his promotion to President and Chief Executive Officer of Celebrity Cruises. No other such awards were granted to the NEOs in 2012.

Stock Ownership Guidelines

We recognize the importance of aligning our management’s interests with those of our shareholders. As a result, the Board, at the recommendation of the Compensation Committee, has established stock ownership guidelines for all of our officers. Under these guidelines, the NEOs are expected to accumulate, over a three year period commencing from their first equity grant as an officer, Company stock, along with derivative forms of Company equity, such as unvested and vested stock options and restricted stock units, having a fair market value equal to the multiples of their base salaries as shown in the table below. For purposes of determining compliance with the guidelines, the Company does not include any unvested performance shares prior to the time that the actual number of performance shares subject to the grant has been determined following the performance period.

	2012 Stock Ownership Guidelines
Name	Stock Ownership Guideline (as a multiple of base salary)	Stock Ownership Guideline (as a dollar value)
Richard D. Fain	5 times	$5,000,000
Brian J. Rice	3 times	$1,800,000
Adam M. Goldstein	3 times	$2,250,000
Michael W. Bayley	3 times	$1,725,000
Harri U. Kulovaara	3 times	$1,500,000

As of December 31, 2012, each NEO had exceeded his stock ownership guideline objective shown above.

Other Elements of Compensation

In an effort to offer our employees a competitive remuneration package, we provide them with certain retirement, medical and welfare benefits, including the Royal Caribbean Cruises Ltd. et al. Retirement Plan, a qualified non-contributory profit-sharing retirement plan (the “Retirement Plan”). The NEOs are eligible to participate and/or receive such benefits on a basis commensurate with that of other employees.

Effective January 1, 2009, as a result of the implementation of Section 457A of the U.S. Internal Revenue Code, all of our non-qualified deferred compensation plans were amended to not allow for any new contributions and to provide for the distribution of vested amounts deferred under such plan prior to January 1, 2009 on or prior to December 31, 2017. In addition, since January 1, 2009, as a result of Section 457A, in lieu of contributions to the Royal Caribbean Cruises Ltd. Supplemental Executive Retirement Plan (the “SERP”), each NEO receives, on an annual basis, a lump-sum cash payment of the benefits that would have been accrued under the SERP for services in a given year but for a change in tax laws. Amounts paid in 2012 in lieu of the SERP benefit are disclosed in the Summary Compensation Table — All Other Compensation column, as further detailed in the “2012 All Other Compensation Table.”

In 1994, we granted to Mr. Fain an award of common stock, issuable in quarterly installments of 10,086 shares until the earlier of the termination of his employment or June 2014. This grant was intended to give Mr. Fain a wealth accumulation opportunity commensurate with that of similarly situated executives in other companies, and to more closely link his long-term interests to those of shareholders.

We also offer the NEOs certain perquisites, which include: Company paid automobile leases, club membership dues, discounts on Company cruises, annual executive physicals and travel expenses for guests accompanying executives on business travel. Our NEOs also receive life insurance coverage equal to five times their annual base salary.

Severance

We have entered into Employment Agreements with each of the NEOs. These agreements provide for severance benefits in connection with various termination of employment scenarios, which are discussed in this proxy statement under the heading “Employment Agreements.”

We currently do not provide enhanced severance benefits if termination should follow a change-in-control of the Company. However, the Compensation Committee may, in its discretion, accelerate the vesting of long-term incentive awards in connection with a change-in-control and the vesting of long-term incentive awards will occur automatically in the event of a termination within 18 months of a change-in-control.

Impact of Tax

Our 2008 Equity Plan complies with the requirements for “qualified performance based compensation” under Section 162(m) of the U.S. Internal Revenue Code. To maintain flexibility, the Compensation Committee has the discretion to grant awards under the 2008 Equity Plan that are intended to qualify as “performance-based” compensation and to grant awards that are not intended to meet these requirements.

Our Executive Bonus Plan does not comply with Section 162(m), as it would require our Executive Bonus Plan awards to be entirely formulaic and not allow for any discretion in determining individual performance. We believe our Executive Bonus Plan is closely aligned to Company performance and also appropriately rewards our executives for their individual contributions to the Company’s success. Although our Executive Bonus Plan is subject to the deduction limitations under Section 162(m) with respect to our US income, the financial impact of these limitations is immaterial.

Report of the Compensation Committee

The Compensation Committee of the Board of Royal Caribbean Cruises Ltd. has reviewed and discussed with management the Compensation Discussion and Analysis and, based on such review and discussion, has recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for 2012 and this proxy statement.

THE COMPENSATION COMMITTEE

Bernt Reitan, Chairman

Bernard W. Aronson

Ann S. Moore

Gert W. Munthe

Vagn O. Sørensen

Executive Compensation Tables

Summary Compensation Table

The following table sets forth information regarding the compensation to our Chairman and Chief Executive Officer, our Chief Financial Officer and the three other most highly compensated executive officers during the fiscal year ended December 31, 2012. We refer to these officers as the NEOs.

	2012 Summary Compensation Table
Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)(3)	Option Awards(2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and NQDC Earnings(4)	All Other Compensation (5)(6)	Total
Richard D. Fain	2012	$1,000,000	—	$3,249,996	—	$1,896,200	$125,693	$125,805	$6,397,694
Chairman and Chief Executive Officer	2011	$1,000,000	—	$2,437,519	$812,509	$1,454,128	—	$168,381	$5,872,537
	2010	$1,000,000	—	$2,437,501	$812,499	$4,066,000	$126,096	$173,089	$8,615,185
Brian J. Rice	2012	$600,000	—	$974,975	—	$669,193	$37,990	$120,270	$2,402,427
Vice Chairman and	2011	$597,117	—	$731,260	$243,755	$566,077	—	$106,876	$2,245,085
Chief Financial Officer	2010	$575,000	—	$712,506	$237,497	$1,230,500	$34,900	$93,686	$2,884,089
Adam M. Goldstein	2012	$750,000	—	$1,450,029	—	$906,659	$67,797	$99,171	$3,273,656
President and CEO, Royal Caribbean International	2011	$744,228	—	$1,087,493	$362,492	$894,674	—	$115,395	$3,204,282
	2010	$700,000	—	$1,012,489	$337,504	$1,797,250	$65,895	$112,592	$4,025,730
Michael W. Bayley	2012	$533,473	—	$499,983	—	$553,861	$32,585	$90,528	$1,710,430
President and CEO, Celebrity Cruises

Harri U. Kulovaara	2012	$500,000	$150,000	$450,007	—	$357,064	$91,009	$69,242	$1,617,322
Executive Vice President, Maritime	2011	$496,537	$150,000	$224,989	$224,998	$313,448	—	$79,415	$1,489,387
	2010	$470,000	$300,000	$225,006	$225,002	$602,446	$74,825	$85,418	$1,982,697

(1)

We report annual Executive Short-Term Bonus Plan awards in the column titled “Non-Equity Incentive Plan Compensation”. For Mr. Kulovaara, the amount reported in this column reflects his bonus awarded in conjunction with the delivery of one new ship in each of 2012 and 2011 and two new ships in 2010.

(2)

The columns titled “Stock Awards” and “Option Awards” report the fair value of restricted stock unit awards and stock option awards, respectively, at their grant date in 2012, 2011 and 2010, as applicable, calculated in accordance with the provisions of FASB ASC Topic 718. With respect to the performance shares, the value of which is also reported in the “Stock Awards” column, under the applicable FASB ASC Topic 718 rules, the “grant date” will not be determined until the performance period has been completed because of the discretion provided to the Compensation Committee to make adjustments to the payout levels. Therefore, the amount reported in the table represents the fair value of the award at the service inception date (i.e. the date the Compensation Committee authorized the award) based upon the then-probable outcome of the performance conditions (i.e. the target value of the awards). For the assumptions used in valuing these awards for purposes of computing this expense please see Note 9 of the consolidated financial statements in the Company’s Annual Report for the year ended December 31, 2012.

(3)	Does not include the 40,344 shares that were issued in each of 2012, 2011 and 2010 to Mr. Fain upon quarterly vesting of the 1994 grant in accordance with his employment agreement as described herein.

(4)

Each of the NEOs currently participates in the Royal Caribbean Cruises Ltd. et al. Retirement Plan. Prior to January 1, 2009, each of the NEOs participated in the Royal Caribbean Cruises Ltd. Supplemental Executive Retirement Plan (the “SERP”) and certain of the NEOs participated in the Royal Caribbean Cruises Ltd. Nonqualified Deferred Compensation Plan. In 2012, 2011 and 2010, certain of the NEOs continued to maintain a balance in the SERP and the Deferred Compensation Plan of amounts accrued prior to January 1, 2009. The aggregate above-market earnings on these Named Executive Officers’ holdings in these plans are listed under the column titled “Change in Pension Value and NQDC Earnings”. The above-market portion of earnings is calculated as the total earnings in the plan, less the earnings that would have been achieved under an annual growth rate equal to 120% of the applicable federal long-term rate at the end of each year.

(5)

Since January 1, 2009, in lieu of contributions to the SERP, each NEO receives, on an annual basis, a lump-sum cash payment of the benefits that would have been accrued under the SERP for services in a given year but for a change in tax laws. These annual lump-sum payments to the NEOs are included in “All Other Compensation” for such year. These amounts are taxable as ordinary income.

(6)	Please see the following table entitled “2012 All Other Compensation” for an itemized disclosure of this element of compensation.

	2012 All Other Compensation
	Perquisites		Benefits
Name	Auto Lease(1)	Other Perquisites(2)	Life Insurance Policies	Company Contributions to Qualified Deferred Compensation Plans(3)	Benefit Payouts(4)	Total
Richard D. Fain	$12,106	$0	$13,699	$25,000	$75,000	$125,805
Brian J. Rice	$14,889	$21,173	$24,208	$25,000	$35,000	$120,270
Adam M. Goldstein	$15,992	$3,632	$4,546	$25,000	$50,000	$99,171
Michael W. Bayley	$28,098	$7,369	$1,434	$25,000	$28,627	$90,528
Harri U. Kulovaara	$14,288	$0	$4,954	$25,000	$25,000	$69,242

(1)	These amounts include payments or allowance for auto lease, maintenance and repairs, registration and insurance.

(2)	Other perquisites include networking organization and airline club membership dues, discounts on Company cruises and executive physicals.

(3)	Represent Company contributions to the Royal Caribbean Cruises Ltd. et al. Retirement Plan.

(4)

Represents amounts payable to the NEOs for service in 2012 in lieu of amounts that would have been contributed by the Company to the Royal Caribbean Cruises Ltd. Supplemental Executive Retirement Plan but for the adoption of Section 457A of the Internal Revenue Code effective as of January 1, 2009. These amounts were paid to each NEO in a lump sum in the first quarter of 2013.

Grants of Plan-Based Awards in 2012

The following table provides information for each of the NEOs regarding the range of awards potentially available for service in 2012 under our Executive Short-Term Bonus Plan and equity awards granted in 2012.

	2012 Grants of Plan-Based Awards
								All Other Stock Awards: Number of	Grant Date Fair Value
		Estimated Future Payouts Under			Estimated Future Payouts Under			Shares of	of
Name	Grant	Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)			Stocks or	Stock
	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Awards
Richard D. Fain	2012	—	$1,900,000	$5,700,000	—	—	—
	2/15/12	—	—	—	0	53,848	107,696		$1,624,998	(3)
	2/15/12	—	—	—	—	—	—	53,848	$1,624,998	(4)
Brian J. Rice	2012	—	$600,000	$1,600,000	—	—	—
	2/15/12	—	—	—	0	16,154	32,308		$487,487	(3)
	2/15/12	—	—	—	—			16,154	$487,487	(4)
Adam M. Goldstein	2012	—	$975,000	$2,600,000	—	—	—
	2/15/12	—	—	—	0	24,025	48,050		$725,014	(3)
	2/15/12	—	—	—	—			24,025	$725,014	(4)
Michael W. Bayley	2012	—	$575,000	$1,533,333	—	—	—
	2/15/12	—	—	—	0	6,627	13,254		$199,986	(3)
	2/15/12	—	—	—	—			6,627	$199,986	(4)
	8/9/12	—	—	—	—			3,912	$100,010	(4)
Harri U. Kulovaara	2012	—	$325,000	$866,667	—	—	—
	2/15/12	—	—	—	0	7,456	14,912		$225,003	(3)
	2/15/12	—	—	—	—			7,456	$225,003	(4)

(1)	These values represent the target and maximum payouts under the Executive Short-Term Bonus Plan.

(2)

These amounts represent the threshold, target and maximum number of shares underlying the performance shares authorized by the Compensation Committee on the service inception date of February 15, 2012. The actual payout levels for these grants were set by the Compensation Committee on February 8, 2013 at 94% of target. The performance shares vest in one installment on February 15, 2015.

(3)

Under the applicable FASB ASC Topic 718 rules, the “grant date” will not be determined until the performance period has been completed because of the discretion provided to the Compensation Committee to make adjustments to the payout levels. Therefore, the amount reported in the table represents the fair value of the award at the service inception date (i.e. the date the Compensation Committee authorized the award) based upon the then-probable outcome of the performance conditions (i.e. the target value of the awards). See Note 9 of the consolidated financial statements in the Company’s Annual Report for the year ended December 31, 2012, regarding assumptions underlying the valuation of these awards.

(4)

The grant date fair values of the equity awards are calculated in accordance with FASB ASC Topic 718. See Note 9 of the consolidated financial statements in the Company’s Annual Report for the year ended December 31, 2012, regarding assumptions underlying the valuation of these awards.

Employment Agreements

We have employment agreements with each of our NEOs. These agreements were amended as of December 31, 2012 primarily to incorporate technical amendments for Section 409A and 457A purposes. These agreements are intended to enhance the retention and motivation of these key employees, ensure compliance with Sections 409A and 457A of the U.S. Internal Revenue Code and include provisions protecting the Company such as non-competition and non-solicitation clauses. The terms of the employment agreements are summarized below and apply uniformly to all of our NEOs, except that Mr. Bayley’s employment agreement differs from that of the other NEOs by establishing Celebrity Cruises rather than Royal Caribbean Cruises Ltd. as his employer. In addition, under our employment agreement with Mr. Fain, we have agreed to make quarterly distributions to Mr. Fain in the amount of 10,086 shares of common stock per quarter in satisfaction of his 1994 grant until the earlier of the termination of Mr. Fain’s employment or June 2014.

Pursuant to each employment agreement, each NEO is entitled to receive an annual base salary which may be increased, but not decreased, at any time during the term at our sole discretion. Each NEO is also eligible to participate in and receive awards, in our discretion, pursuant to any cash incentive compensation programs and any equity or long-term incentive plans on terms available to similarly situated executives of the Company.

Each NEO’s employment can be terminated by us or by them at any time. If we terminate a NEO’s employment without “cause” or if the NEO resigns for “good reason” (as both terms are defined in the employment agreement), he is entitled to (i) two times his then current base salary payable over the two-year period following termination, (ii) two times his “target” bonus under the annual Executive Short-Term Bonus Plan for the year in which he was terminated, (iii) continued payment of health and medical benefits for a period of two years commencing on the date of termination, or until such time that he commences employment with a new employer, whichever occurs first and (iv) payment of reasonable professional search fees relating to outplacement. At our sole discretion, each NEO is also eligible to receive a one-time lump-sum termination bonus to be paid two years after the date of termination in an amount not to exceed 50% of his base salary as of the date of termination. All of these payments are conditioned on the NEO completing a general release of claims for the benefit of the Company.

If the NEO’s employment is terminated as a result of the NEO’s death or disability, he, or his legal representative, is entitled to, within 60 days of the NEO’s death or disability (i) payment in a lump sum of compensation equal to two times his base salary in effect at the time of termination of employment; (ii) payment of the “target” bonus he would have been entitled to receive in each year during the two year period commencing on the date of termination under the annual Executive Short-Term Bonus Plan, and (iii) any death or disability benefit, as applicable, provided in accordance with the terms of the Company’s employee benefit plans then in effect. If the NEO’s employment is terminated for cause, we have no obligation to provide severance payments, except for certain amounts that were earned and unpaid as of the date of termination or as required by law.

Any outstanding equity grants held by the NEO at the time of termination will be treated in the manner provided for in each equity grant. Please see further information regarding treatment of equity grants under the heading “Payment Upon Termination of Employment.”

Each NEO has agreed not to compete with the Company or its affiliates during the term of employment and for two years following termination of employment and to refrain from (i) employing the Company’s or its affiliates’ employees during this period or (ii) soliciting employees, consultants, lenders, suppliers or customers from discontinuing, modifying or reducing the extent of their relationship with the Company during such period. During the term of the Agreements and subsequent to other terminations, the NEOs agree not to disclose or use any confidential information.

Outstanding Equity Awards at 2012 Fiscal Year-End

The following table provides information on the holdings of stock options and RSUs by the NEOs at December 31, 2012.

	Outstanding Equity Awards at 2012 Fiscal Year-End
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options- Exercisable	Number of Securities Underlying Unexercised Options- Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested		Market Value of Shares or Units of Stock Held that Have Not Yet Vested(1)
Richard D. Fain	23,566	—		$40.06	3/17/14
	14,606	—		$47.93	2/10/15
	28,269	—		$44.41	2/6/16
	52,247	—		$45.30	2/1/17
	81,587	—		$38.31	2/11/18
	—	51,143	(2)	$7.27	2/10/19
	—	35,012	(3)	$25.16	2/8/20
	9,379	28,134	(4)	$46.18	2/8/21
						330,096	(6)	$11,223,264
Brian J. Rice	7,303	—		$47.93	2/10/15
	8,834	—		$44.41	2/6/16
	13,299	—		$45.30	2/1/17
	5,648	—		$38.31	2/11/18
	—	16,084	(2)	$7.27	2/10/19
	—	10,234	(3)	$25.16	2/8/20
	2,814	8,440	(4)	$46.18	2/8/21
						81,570	(7)	$2,773,380
Adam M. Goldstein	7,855	—		$40.06	3/17/14
	4,869	—		$47.93	2/10/15
	10,601	—		$44.41	2/6/16
	18,999	—		$45.30	2/1/17
	31,380	—		$38.31	2/11/18
	—	22,339	(2)	$7.27	2/10/19
	10,252	14,544	(3)	$25.16	2/8/20
	4,184	12,552	(4)	$46.18	2/8/21
						118,091	(8)	$4,015,094
Michael W. Bayley	9,165	—		$40.06	3/17/14
	5,708	—		$47.93	2/10/15
	8,834	—		$44.41	2/6/16
	11,399	—		$45.30	2/1/17
	17,573	—		$38.31	2/11/18
	5,568	—		$28.90	9/3/18
	2,785	5,567	(2)	$7.27	2/10/19
	3,771	7,540	(3)	$25.16	2/8/20
	878	877	(5)	$31.24	5/18/20
	2,309	6,925	(4)	$46.18	2/8/21
						24,291	(9)	$825,894
Harri U. Kulovaara	9,819	—		$40.06	3/17/14
	6,086	—		$47.93	2/10/15
	10,601	—		$44.41	2/6/16
	15,199	—		$45.30	2/1/17
	22,593	—		$38.31	2/11/18
	32,168	16,084	(2)	$7.27	2/10/19
	9,696	9,696	(3)	$25.16	2/8/20
	2,597	7,791	(4)	$46.18	2/8/21
						30,779	(10)	$1,046,486

(1)

The market value of unvested stock awards is calculated as of December 31, 2012, as the number of shares underlying outstanding unvested restricted stock units multiplied by the year end closing stock price of $34.00.

(2)	Unvested portion of option vests in one installment on February 10, 2013.

(3)	Unvested portion of option vests in two equal installments on February 8, 2013 and February 8, 2014.

(4)	Unvested portion of option vests in three equal installments on February 8, 2013, February 8, 2014 and February 8, 2015.

(5)	Unvested portion of option vests in in two equal installments on May 18, 2013 and May 18, 2014.

(6)

Includes (i) 73,857 restricted stock units scheduled to vest in one installment on February 10, 2013, (ii) 48,440 restricted stock units scheduled to vest in two equal installments on February 8, 2013 and February 8, 2014, (iii) 39,587 restricted stock units scheduled to vest in three equal installments on February 8, 2013, February 8, 2014 and February 8, 2015, (iv) 53,848 restricted stock units scheduled to vest in four equal installments on February 15, 2013, February 15, 2014, February 15, 2015 and February 15, 2016, (v) 53,848

performance shares scheduled to vest in one installment on February 15, 2015 and (vi) 60,516 shares issuable in quarterly installments of 10,086 shares between January 1, 2013 and June 30, 2014 in accordance with the terms of Mr. Fain’s employment agreement. The performance shares included in the table represent the target number of performance shares authorized by the Compensation Committee in February 2012. In February 2013, the Compensation Committee set the actual payout level at 94% of target based on earnings per share, as adjusted, for the fiscal year ended December 31, 2012.

(7)

Includes (i) 23,227 restricted stock units scheduled to vest in one installment on February 10, 2013, (ii) 14,159 restricted stock units scheduled to vest in two equal installments on February 8, 2013 and February 8, 2014, (iii) 11,876 restricted stock units scheduled to vest in three equal installments on February 8, 2013, February 8, 2014 and February 8, 2015, (iv) 16,154 restricted stock units scheduled to vest in four equal installments on February 15, 2013, February 15, 2014, February 15, 2015 and February 15, 2016 and (v) 16,154 performance shares scheduled to vest in one installment on February 15, 2015. The performance shares included in the table represent the target number of performance shares authorized by the Compensation Committee in February 2012. In February 2013, the Compensation Committee set the actual payout level at 94% of target based on earnings per share, as adjusted, for the fiscal year ended December 31, 2012.

(8)

Includes (i) 32,260 restricted stock units scheduled to vest in one installment on February 10, 2013, (ii) 20,120 restricted stock units scheduled to vest in two equal installments on February 8, 2013 and February 8, 2014, (iii) 17,661 restricted stock units scheduled to vest in three equal installments on February 8, 2013, February 8, 2014 and February 8, 2015, (iv) 24,025 restricted stock units scheduled to vest in four equal installments on February 15, 2013, February 15, 2014, February 15, 2015 and February 15, 2016 and (v) 24,025 performance shares scheduled to vest in one installment on February 15, 2015. The performance shares included in the table represent the target number of performance shares authorized by the Compensation Committee in February 2012. In February 2013, the Compensation Committee set the actual payout level at 94% of target based on earnings per share, as adjusted, for the fiscal year ended December 31, 2012.

(9)

Includes (i) 3,477 restricted stock units scheduled to vest in two equal installments on February 8, 2013 and February 8, 2014, (ii) 400 restricted stock units scheduled to vest in two equal installments on May 18, 2013 and May 18, 2014, (iii) 3,248 restricted stock units scheduled to vest in three equal installments on February 8, 2013, February 8, 2014 and February 8, 2015, (iv) 6,627 restricted stock units scheduled to vest in four equal installments on February 15, 2013, February 15, 2014, February 15, 2015 and February 15, 2016, (v) 3,912 restricted stock units scheduled to vest in four equal installments on August 9, 2013, August 9, 2014, August 9, 2015 and August 9, 2016 and (vi) 6,627 performance shares scheduled to vest in one installment on February 15, 2015. The performance shares included in the table represent the target number of performance shares authorized by the Compensation Committee in February 2012. In February 2013, the Compensation Committee set the actual payout level at 94% of target based on earnings per share, as adjusted, for the fiscal year ended December 31, 2012.

(10)

Includes (i) 7,742 restricted stock units scheduled to vest in one installment on February 10, 2013, (ii) 4,471 restricted stock units scheduled to vest in two equal installments on February 8, 2013 and February 8, 2014, (iii) 3,654 restricted stock units scheduled to vest in three equal installments on February 8, 2013, February 8, 2014 and February 8, 2015, (iv) 7,456 restricted stock units scheduled to vest in four equal installments on February 15, 2013, February 15, 2014, February 15, 2015 and February 15, 2016 and (v) 7,456 performance shares scheduled to vest in one installment on February 15, 2015. The performance shares included in the table represent the target number of performance shares authorized by the Compensation Committee in February 2012. In February 2013, the Compensation Committee set the actual payout level at 94% of target based on earnings per share, as adjusted, for the fiscal year ended December 31, 2012.

Option Exercises and Stock Vested in 2012

The following table provides information for the NEOs on stock option exercises and RSU vestings during 2012, including the number of shares acquired upon exercise or vesting and the value realized, before payment of any applicable withholding tax and broker commissions.

	Option Exercises and Stock Vested in 2012
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Richard D. Fain	188,443	$4,499,138	167,525(1)	$5,158,579
Brian J. Rice	21,201	$468,667	38,672	$1,202,582
Adam M. Goldstein	22,339	$595,149	54,328	$1,689,725
Michael W. Bayley	8,351	$107,646	5,678	$170,211
Harri U. Kulovaara	n/a	n/a	12,664	$393,707

(1)	This includes 40,344 shares that were issued in 2012 to Mr. Fain in accordance with his employment agreement as described herein.

2012 Nonqualified Deferred Compensation and Nonqualified Defined Contribution Retirement Plans

	2012 Nonqualified Deferred Compensation and Nonqualified Defined Contribution Retirement Plans
Name	Plan Name	Executive Contribution in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year		Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
Richard D. Fain	Royal Caribbean Cruises Ltd. Supplemental Executive Retirement Plan	—	—	$40,748	(1)	—	$379,903
Brian J. Rice	Royal Caribbean Cruises Ltd. Supplemental Executive Retirement Plan	—	—	—		—	—
Adam M. Goldstein	Royal Caribbean Cruises Ltd. Supplemental Executive Retirement Plan	—	—	—		—	—
Michael W. Bayley	Royal Caribbean Cruises Ltd. Supplemental Executive Retirement Plan	—	—	—		—	—
Harri U. Kulovaara	Royal Caribbean Cruises Ltd. Supplemental Executive Retirement Plan	—	—	$30,142	(2)	—	$281,023
	Royal Caribbean Cruises Ltd. et al. Nonqualified Deferred Compensation Plan	—	—	$29,329	(3)	—	$190,565

(1)	$30,947 of this amount, with respect to above-market earnings, is disclosed in the column titled “Change in Pension Value and NQDC Earnings” in the 2012 Summary Compensation Table.

(2)	$22,892 of this amount, with respect to above-market earnings, is disclosed in the column titled “Change in Pension Value and NQDC Earnings” in the 2012 Summary Compensation Table.

(3)	$24,669 of this amount, with respect to above-market earnings, is disclosed in the column titled “Change in Pension Value and NQDC Earnings” in the 2012 Summary Compensation Table.

Royal Caribbean Cruises Ltd. Supplemental Executive Retirement Plan (the “SERP”).    The SERP was originally established as a nonqualified (unfunded), non-contributory plan established for a select group of executives or highly compensated employees subject to Internal Revenue Code limitations on the benefits they are able to accrue under the Royal Caribbean Cruises Ltd. et al. Retirement Plan, our qualified non-contributory profit-sharing retirement plan (the “Retirement Plan”). This “Top Hat” plan was designed to provide the participants with the benefits lost under the Retirement Plan because of the application of Section 401(a)(17) of the Internal Revenue Code, using the same contribution percentage and vesting service as under the Retirement Plan. For 2012, based upon his years of service to the Company and but for the Section 401(a)(17) limitations, each NEO would have been entitled to a company contribution to the Retirement Plan in an amount equal to 10% of his base salary. Accordingly, as originally designed, the Company contribution to the SERP for each NEO during 2012 would have equaled the difference between 10% of his 2012 base salary and $25,000, which is 10% of the maximum compensation limit under the Retirement Plan for 2012. Following changes in U.S. tax laws affecting nonqualified deferred compensation plans for certain companies, including the Company, effective January 1, 2009, payment of amounts that would have been contributed to the SERP for each executive for services in a given year are made directly to the participant in the first quarter of the following year. These payments to the NEOs for 2012 are disclosed in the Summary Compensation Table — All Other Compensation column, as further detailed in the “2012 All Other Compensation Table.” The amounts reflected in the “2012 Nonqualified Deferred Compensation and Nonqualified Defined Contribution Retirement Plans” table for the SERP reflect amounts accrued prior to January 1, 2009 but not yet distributed. These amounts must be distributed to participants, based upon their previously made election, on or before December 31, 2017.

Royal Caribbean Cruises Ltd. Nonqualified Deferred Compensation Plan (the “NDCP”).    The NDCP is a nonqualified voluntary deferred compensation plan that originally allowed for a select group of executives or highly compensated employees to defer up to 20% of their annual base salary. Additionally, the participants had the option to defer a portion of their performance-based annual incentive award provided the deferral was made in advance in accordance with IRS requirements. If the Company became insolvent, the assets in the NDCP would be held for the benefit of the Company’s general creditors. Following changes in U.S. tax laws affecting nonqualified deferred compensation plans for certain companies, including the Company, effective January 1, 2009, the NDCP was amended to prohibit participants from deferring compensation under such plan and to provide that all amounts deferred under the plan prior to January 1, 2009 be distributed to the participants on or before December 31, 2017. The amounts reflected in the “2012 Nonqualified Deferred Compensation and Nonqualified Defined Contribution Retirement Plans” table for the NDCP reflect amounts accrued prior to January 1, 2009 but not yet distributed.

Payments Upon Termination of Employment

The following table represents payments and benefits to which the NEOs would be entitled upon termination of their employment in accordance with their employment agreements and our equity plans and agreements. Termination of employment is assumed to occur, for purposes of this table, on December 31, 2012. The table does not include amounts a NEO would be entitled to without regard to the circumstances of termination, such as vested equity awards or accrued retirement benefits (if retirement eligible) and deferred compensation. Please see the “Outstanding Equity Awards at 2012 Fiscal Year End” and “2012 Nonqualified Deferred Compensation and Defined Contribution Retirement Plans” tables for more information. In most cases, the NEOs’ entitlements upon termination of employment are governed by their employment agreement with the Company. These arrangements are described under the heading “Employment Agreements.” In addition, the treatment of outstanding equity awards, which are unvested as the time of termination, are treated in accordance with the agreement and plan applicable for the particular award, as described below. We do not provide any cash payments in the event of a change in control absent an employment termination nor do we increase the amount of cash severance that would be due to a NEO in the event of his termination of employment in connection with a change in control.

	2012 Payments Upon Termination of Employment
		Termination Type
Name	Benefit	Voluntary Quit	Death or Disability	Termination w/o Cause or for Good Reason	Involuntary Termination for Cause	“Change of Control Termination”	Retirement
Richard D. Fain	Severance Payment	—	$2,000,000	$2,000,000	—	$2,000,000	—
	Settlement of Outstanding Annual Bonus Award	—	$3,800,000	$3,800,000	—	$3,800,000	—
	Settlement of Outstanding LTIP Equity Awards (Stock Options)	—	$1,676,814	—	—	$1,676,814	—
	Settlement of Outstanding LTIP Equity Awards (Restricted Stock Units and Performance Shares)	—	$9,165,720	—	—	$9,055,870	—
	Medical and Dental Benefits Continuation	—	—	$23,300	—	$23,300	—
	Outplacement Services	—	—	$25,000	—	$25,000	—

	Total	$0	$16,642,534	$5,848,300	$0	$16,580,984	$0

Brian J. Rice	Severance Payment	—	$1,200,000	$1,200,000	—	$1,200,000	—
	Settlement of Outstanding Annual Bonus Award	—	$1,200,000	$1,200,000	—	$1,200,000	—
	Settlement of Outstanding LTIP Equity Awards (Stock Options)	—	$520,474	—	—	$520,474	—
	Settlement of Outstanding LTIP Equity Awards (Restricted Stock Units and Performance Shares)	—	$2,773,380	—	—	$2,740,426	—
	Medical and Dental Benefits Continuation	—	—	$27,232	—	$27,232	—
	Outplacement Services	—	—	$25,000	—	$25,000	—

	Total	$0	$5,693,854	$2,452,232	$0	$5,713,132	$0

	2012 Payments Upon Termination of Employment
		Termination Type
Name	Benefit	Voluntary Quit	Death or Disability	Termination w/o Cause or for Good Reason	Involuntary Termination for Cause	“Change of Control Termination”	Retirement
Adam M. Goldstein	Severance Payment	—	$1,500,000	$1,500,000	—	$1,500,000	—
	Settlement of Outstanding Annual Bonus Award	—	$1,950,000	$1,950,000	—	$1,950,000	—
	Settlement of Outstanding LTIP Equity Awards (Stock Options)	—	$725,802	—	—	$725,802	—
	Settlement of Outstanding LTIP Equity Awards (Restricted Stock Units and Performance Shares)	—	$4,015,094	—	—	$3,966,083	—
	Medical and Dental Benefits Continuation	—	—	$27,232	—	$27,232	—
	Outplacement Services	—	—	$25,000	—	$25,000	—

	Total	$0	$8,190,896	$3,502,232	$0	$8,194,117	$0

Michael W. Bayley	Severance Payment	—	$1,150,000	$1,150,000	—	$1,150,000	—
	Settlement of Outstanding Annual Bonus Award	—	$1,150,000	$1,150,000	—	$1,150,000	—
	Settlement of Outstanding LTIP Equity Awards (Stock Options)	—	$217,908	—	—	$217,908	—
	Settlement of Outstanding LTIP Equity Awards (Restricted Stock Units and Performance Shares)	—	$825,894	—	—	$812,375	—
	Medical and Dental Benefits Continuation	—	—	$27,232	—	$27,232	—
	Outplacement Services	—	—	$25,000	—	$25,000	—

	Total	$0	$3,343,802	$2,352,232	$0	$3,382,515	$0

Harri U. Kulovaara	Severance Payment	—	$1,000,000	$1,000,000	—	$1,000,000	—
	Settlement of Outstanding Annual Bonus Award	—	$650,000	$650,000	—	$650,000	—
	Settlement of Outstanding LTIP Equity Awards (Stock Options)	—	$1,287,132	—	—	$1,287,132	—
	Settlement of Outstanding LTIP Equity Awards (Restricted Stock Units and Performance Shares)	—	$1,046,486	—	—	$1,031,276	—
	Medical and Dental Benefits Continuation	—	—	$20,026	—	$20,026	—
	Outplacement Services	—	—	$25,000	—	$25,000	—

	Total	$0	$3,983,618	$1,695,026	$0	$4,013,434	$0

With respect to the treatment of outstanding equity awards, generally, for each NEO, unvested stock options, restricted stock units and performance shares will vest and be exercisable, or settled, as applicable, in the event of the executive’s death or disability, as well as in the event of termination of the executive’s employment by the Company without “cause” or by the executive for “good reason” within 18 months of a “change in control” (as such terms are defined in the applicable equity incentive plan). With respect to the performance shares, if death or disability occurs during the performance period, the performance shares will vest based on the target number of shares underlying the award. If the NEO’s employment is terminated without “cause” or by the executive for “good reason” within 18 months of a “change in control, the performance shares will vest based upon the Compensation Committee’s then best estimate of the shares that will be awardable at the end of the performance period.

Compensation Risk

In order to assess the risk inherent in the design of our compensation plans, policies and programs, management undertook a comprehensive inventory of all plans and programs in 2012. In accordance with screening methodology previously provided by the Consultant to management at the request of the Compensation

Committee, management reviewed each plan and program for risk features. Management presented the findings to the Compensation Committee. Based on this review, management and the Compensation Committee believe that the nature of our business, and the material risks we face, are such that the compensation plans, policies and programs we have put in place are not reasonably likely to give rise to risks that would have a material adverse effect on our business. We believe our compensation programs and decisions include qualitative factors which restrain the influence that an overly formulaic approach may have on excessive risk-taking by management.

PROPOSAL 2 — ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

At our 2011 Annual Meeting, over two-thirds of the votes were cast in favor of a triennial say-on-pay shareholder vote. Notwithstanding this, the Compensation Committee has determined to adopt an annual vote going forward as it believes that this is in accord with best market practices and, more importantly, will allow our shareholders to provide valuable and welcomed input on our compensation philosophy, policies and practices.

As described in detail under the heading “Compensation Discussion and Analysis,” we adhere to a pay-for-performance philosophy and, to this end, our executive compensation programs are designed to align the interests of our executives with the interests of our shareholders, recruit, retain and motivate an elite management team and reward our NEOs for their contribution to the achievement of short-term and long-term strategic and operational goals. Shareholders are urged to read the Compensation Discussion and Analysis, which discusses in detail how our compensation policies and procedures implement our compensation philosophy.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the overall compensation of our NEOs. The vote is advisory, which means that the vote is not binding on the Company, our Board or the Compensation Committee. To the extent there is any significant vote against our NEO compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address the concerns of shareholders.

Accordingly, we ask our shareholders to vote on the following resolution:

RESOLVED, that the shareholders of the Company approve, on an advisory basis, the overall compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative disclosures set forth in the proxy statement for this Annual Meeting.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” ADVISORY APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATMENT.

PROPOSAL 3 — RATIFICATION OF PRINCIPAL INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP as our principal independent auditor for the fiscal year ending December 31, 2013. PricewaterhouseCoopers LLP has served us in this capacity for over 20 years. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting to respond to questions from the shareholders and to make a statement if the representative desires to do so.

Although ratification by the shareholders of the appointment of our principal independent auditor is not legally required, the Board believes that such action is desirable. If the shareholders do not approve this proposal, the Audit Committee will consider selecting another independent registered public accounting firm for fiscal year 2013 and future fiscal years.

Aggregate fees for professional services rendered by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2012 and 2011 were:

	2012	2011
Audit fees	$2,521,286	$2,308,635
Audit-related fees	171,268	145,120
Tax fees	91,280	77,836
All other fees	6,100	25,625

Total	$2,789,934	$2,557,216

Pursuant to the terms of its charter, the Audit Committee approves all audit and audit-related engagement fees and terms and all non-audit engagements with the principal independent auditor. The Chairman of the Audit Committee also has the authority to approve any non-audit engagements with the independent registered public accounting firm but must report any such approvals to the Audit Committee at its next meeting. Our Audit Committee was not called upon in the fiscal years ended December 31, 2012 or 2011 to approve, after the fact, any non-audit, review or attest services pursuant to the pre-approval waiver provisions of the auditor independence rules of the SEC and the Audit Committee charter.

The audit fees for the fiscal years ended December 31, 2012 and 2011 were for professional services rendered for the integrated audits of the Company’s consolidated financial statements and system of internal control over financial reporting, quarterly reviews, statutory audits required by foreign jurisdictions, comfort letters, consents, and review of documents filed with the SEC.

The audit-related fees for the fiscal years ended December 31, 2012 and 2011 were primarily for the audits of employee benefit plans and other attest services.

Tax fees for the fiscal year ended December 31, 2012 and 2011 were for services performed in connection with international tax compliance and transfer pricing services. The tax fees for the fiscal year ended December 31, 2011 reflect a reduction of $47,570 related to pre-approved tax fees that were not performed.

All other fees for the fiscal year ended December 31, 2012 and 2011 were for other advisory services and subscription fees for accounting and auditing research software.

The Audit Committee has considered and determined that the services provided by PricewaterhouseCoopers LLP are compatible with maintaining PricewaterhouseCoopers LLP’s independence.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR PRINCIPAL INDEPENDENT AUDITOR FOR THE 2013 FISCAL YEAR.

REPORT OF THE AUDIT COMMITTEE

In accordance with its charter, the Audit Committee of Royal Caribbean Cruises Ltd. (the “Company”) is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities for the integrity of the Company’s financial statements; the Company’s compliance with legal and regulatory requirements; the Company’s principal independent auditor’s qualifications and independence; and the performance of the Company’s internal audit function and principal independent auditor.

It is the responsibility of the Company’s management to prepare the Company’s financial statements and to develop and maintain adequate systems of internal controls over financial reporting. The internal auditors’ responsibility is to review and, when appropriate, audit the internal controls over financial reporting. The Company’s principal independent auditor has the responsibility to express an opinion on the financial statements and internal controls over financial reporting based on an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board.

The Audit Committee has reviewed and discussed the audited financial statements contained in the 2012 Annual Report on Form 10-K and the Company’s internal controls over financial reporting with the Company’s management and its principal independent auditor. The Audit Committee has discussed with the principal independent auditor the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board. The Audit Committee has received the written disclosures and the letter from the principal independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the principal independent auditor’s communications with the audit committee concerning independence, and has discussed with the principal independent auditor their independence. The Audit Committee has also considered whether the provision of non-audit services is compatible with maintaining the independence of the principal independent auditor.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE(1)

William L. Kimsey, Chairman

Gert W. Munthe

Bernt Reitan

(1)

Mr. Morten Arntzen was a member of the Audit Committee until his resignation from the Board on February 18, 2013. Prior to his resignation, Mr. Arntzen took part in the review and discussions referred to in the foregoing report.

PROPOSAL 4 — SHAREHOLDER PROPOSAL

Robert L. Kurte and Harold Kurte, 2701 Edgewater Court, Weston, Florida 33332-3403, shareholders of 1,000 shares of Royal Caribbean common stock, have advised us that they intend to present a proposal at this year’s annual meeting. In accordance with applicable proxy regulations, the proposal, for which the Board and the Company accept no responsibility, is set forth below.

PROPOSAL TO REPEAL CLASSIFIED BOARD

RESOLVED, that the shareholders of Royal Caribbean Cruises Ltd. urge the Board of Directors to take all necessary steps (other than any steps that must be taken by shareholders) to eliminate the classification of the Board of Directors and to require that all directors elected at or after the annual meeting held in 2014 be elected on an annual basis. Implementation of this proposal should not prevent any director elected prior to the annual meeting held in 2014 from completing the term for which such director was elected.

Shareholder Supporting Statement

This resolution urges the board of directors to facilitate a declassification of the board. Such a change would enable shareholders to register their views on the performance of all directors at each annual meeting. Having directors stand for elections annually makes directors more accountable to shareholders, and could thereby contribute to improving performance and increasing firm value.

Over the past decade, many S&P 500 companies have declassified their board of directors. According to data from FactSet Research Systems, the number of S&P 500 companies with classified boards declined by more than 50%; and the average percentage of votes cast in favor of shareholder proposals to declassify the boards of S&P 500 companies during the period of January 1, 2010 – June 30, 2011 exceeded 75%.

Furthermore according to data from Davis Polk and Wardell, “the march towards board declassification showed no signs of slowing down in the 2012 proxy season. Of the 45 precatory shareholder declassification proposals that had gone to a vote as of mid-June, 40 of such proposals passed with an average support of 89% of the votes cast. This shows an increase in support of shareholder declassification proposals over the previous proxy season, in which declassification proposals passed with average support of 77% of votes cast.”

The significant shareholder support for proposals to declassify boards is consistent with empirical studies reporting that classified boards could be associated with lower firm valuation and/or worse corporate decision-making. Studies report that:

•	Classified boards are associated with lower firm valuation (Bebchuk and Cohen, 2005; confirmed by Faleye (2007) and Frakes (2007);

•	Takeover targets with classified boards are associated with lower gains to shareholders (Bebchuk, Coates, and Subramanian, 2002);

•	Firms with classified boards are more likely to be associated with value-decreasing acquisition decisions (Masulis, Wang, and Xie, 2007); and

•	Classified boards are associated with lower sensitivity of compensation to performance and lower sensitivity of CEO turnover to firm performance (Faleye, 2007).

Please vote for this proposal to make directors more accountable to the shareholders of our company.

Board of Directors’ Response

The Board of Directors has considered the above shareholder proposal and recommends a vote against it. While there is no universally “correct” approach to this subject, we believe that a classified board would be especially disadvantageous to our shareholders at this time. The same shareholders made a similar proposal at our 2009 Annual Meeting that was rejected, receiving less than 29% of the vote. We have carefully considered this question again and we continue to believe that, given our specific characteristics and current circumstances, the existing structure is still in the best interests of our shareholders.

Maximize Shareholder Value. One of the most important factors favoring a classified structure relates to the volatility of our industry. We have seen share prices in our industry drop to unjustified lows based on overreaction to events and/or to inaccurate or unfounded rumors in the market. It is not unusual for certain parties to attempt to take advantage of such anomalous price movements to attempt an acquisition on predatory terms. The classified structure is designed to safeguard the Board’s ability to negotiate with such a party in order to maximize the value to all the shareholders.

Other factors that the Board believes support our classified board structure include:

Increased Continuity, Depth of Knowledge and Focus on the Long-Term. The nature of our business and the cruising industry in which we operate are unique and constantly evolving. The Board believes that the continuity of leadership, strategy, oversight and policies fostered by the classified board structure is helpful to the proper oversight of a company operating in this environment. As a result of the existing structure, at any given time approximately two-thirds of our directors have prior experience as a Company director, which gives them in-depth knowledge of the Company, our history and our competitive environment. Three-year terms also strengthen our ability to recruit several new high-quality directors.

Accountability to Shareholders. Our directors continue to be accountable to us and our shareholders under the classified board structure. Every director is required to act in accordance with his or her fiduciary duties to the Company and our shareholders, regardless of how often he or she stands for election. The longer term provides a certain amount of autonomy from special interest groups that may have an agenda contrary to our long-term goals and objectives and those of a majority of shareholders.

Based on the foregoing, the Board has concluded that the Company’s classified board structure continues to promote the best interests of the shareholders.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THE SHAREHOLDER PROPOSAL

PROPOSALS OF SHAREHOLDERS FOR NEXT YEAR

Proposals of shareholders intended to be considered for inclusion in our proxy statement for our 2014 Annual Meeting of Shareholders must be received by our Corporate Secretary no later than December 10, 2013 at our executive offices: 1050 Caribbean Way, Miami, Florida 33132. Such proposals will need to comply with SEC regulations regarding the inclusion of shareholder proposals in company sponsored proxy statements. Any proposals for consideration at our next Annual Meeting, but not included in our proxy statement, must be received by the Corporate Secretary of the Company no later than January 22, 2014.

SOLICITATION OF PROXIES

This proxy statement is furnished in connection with the solicitation of proxies by the Company on behalf of the Board. We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, we expect that a number of our employees will solicit shareholders for the same type of proxy, personally and by telephone or other electronic means. None of these employees will receive any additional or special compensation for assisting us in soliciting proxies. Georgeson Inc. has been retained to assist in soliciting proxies at a fee of approximately $9,500, plus distribution costs and other expenses. We will, on request, reimburse banks, brokerage firms and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners of our common stock and obtaining their voting instructions.

IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS

Under the SEC rules, delivery of one proxy statement and annual report to two or more investors sharing the same mailing address is permitted, under certain conditions. This procedure, called “householding”, applies to you if all of the following criteria are met:

(1)	You have the same address as other security holders registered on our books;

(2)	You have the same last name as the other security holders; and

(3)	Your address is a residential address or post office box.

If you meet this criteria, you are eligible for householding and the following terms apply. If you are not eligible, please disregard this notice.

For Registered Shareholders

Only one proxy statement and annual report will be delivered to the shared mailing address. You will, however, still receive separate mailings of important and personal information, as well as a separate proxy card.

What do I need to do to receive just one set of annual disclosure materials?

You do not have to do anything. Unless Broadridge is notified otherwise within 60 days of the mailing of this notice, your consent is implied and only one set of materials will be sent to your household. This consent is considered perpetual, which means you will continue to receive a single proxy statement/annual report in the future unless you notify us otherwise.

What if I want to receive multiple sets of materials?

If you would like to receive multiple sets of materials, call or write Broadridge at 800-542-1061 or 51 Mercedes Way, Edgewood, NY 11717. A separate set of materials will be sent to you promptly.

What if I consent to have one set of materials mailed now, but change my mind later?

Call or write Broadridge to turn off the householding instructions for yourself. You will then be sent a separate proxy statement and annual report within 30 days of receipt of your instruction.

The reason I receive multiple sets of materials is because some of the stock belongs to my children. What happens when they move out and no longer live in my household?

When there is an address change for one of the members of the household, materials will be sent directly to the shareholder at his or her new address.

ANNUAL REPORT ON FORM 10-K

WE WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED BY THIS PROXY STATEMENT, UPON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF OUR ANNUAL REPORT ON FORM 10-K, AS FILED WITH THE SEC FOR OUR MOST RECENT FISCAL YEAR. SUCH WRITTEN REQUESTS SHOULD BE DIRECTED TO INVESTOR RELATIONS, ROYAL CARIBBEAN CRUISES LTD., 1050 CARIBBEAN WAY, MIAMI, FLORIDA 33132.

Vote 24 Hours a Day, 7 Days a Week by Internet, Telephone or Mail.
VOTE BY INTERNET - www.proxyvote.com
ROYAL CARIBBEAN CRUISES LTD. 1050 CARIBBEAN WAY MIAMI, FL 33132-2096 ATTN: INVESTOR RELATIONS

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M55814-P35593	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

ROYAL CARIBBEAN CRUISES LTD.
The Board of Directors recommends you vote
FOR the following proposals:

1.	Election of Directors	For	Against	Abstain

	1a. William L. Kimsey	☐	☐	☐

	1b. Thomas J. Pritzker	☐	☐	☐

	1c. Bernt Reitan	☐	☐	☐	For	Against	Abstain

2.	Advisory approval of the Company’s compensation of its named executive officers.				☐	☐	☐

3.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2013.				☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposal:

4.	The shareholder proposal set forth in the accompanying proxy statement.				☐	☐	☐

NOTE: THE SHARES COVERED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATIONS ARE MADE THE PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3 AND “AGAINST” THE SHAREHOLDER PROPOSAL.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice of Annual Meeting and Proxy Statement and Annual Report are available at www.proxyvote.com.

M55815-P35593

ROYAL CARIBBEAN CRUISES LTD.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL

MEETING OF SHAREHOLDERS TO BE HELD MAY 22, 2013

The undersigned hereby appoints Richard D. Fain and Brian J. Rice, and each of them, as the undersigned’s attorneys and agents to vote as Proxy for the undersigned, as herein stated, at the annual meeting of shareholders of Royal Caribbean Cruises Ltd. to be held at the JW Marriott Marquis Miami, 255 Biscayne Boulevard Way, Miami, Florida on Wednesday, May 22, 2013 at 9:00 A.M. EDT, and at any adjournment or postponement thereof, according to the number of votes the undersigned would be entitled to vote if personally present, on the proposals set forth on the reverse side and in accordance with their discretion on any other matters that may properly come before the meeting or any adjournments or postponements thereof. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated April 9, 2013, and Annual Report to Shareholders for 2012.

Continued and to be signed on reverse side